      As filed with the Securities and Exchange Commission on June 6, 2000
                          Registration No. 333-336787


  ----------------------------------------------------------------------------

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                 Amendment No. 1
                                       To
                                    Form SB-2


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       IMAGE TECHNOLOGY LABORATORIES, INC.

         Delaware                             8011                       22-3531373
(STATE OR OTHER JURISDICTION        (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

           167 SCHWENK DRIVE, KINGSTON, NEW YORK 12401 (914) 338-3366 (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                               DAVID RYON, MD, MS
                      CEO, PRESIDENT, CHAIRMAN OF THE BOARD
                   167 SCHWENK DRIVE, KINGSTON, NEW YORK 12401
                                 (914) 338-3366
           (NAME, ADDRESS AND TELEPHONE NUMBER FOR AGENT FOR SERVICE)

                                   COPIES TO:

                             JEFFREY A. RINDE, ESQ.
                              BONDY & SCHLOSS, LLP
                         6 East 43rd Street, 25th Floor
                            New York, New York 10017
                            TELEPHONE (212) 661-3535
                            FACSIMILE (212) 972-1677

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. / /


Cover continued on next page

                         CALCULATION OF REGISTRATION FEE



                                                                        Proposed
                                                                        Maximum
      Title of Each Class of                       Proposed             Aggregate        Amount of
      Securities to be            Amount to be     Maximum              Offering         Registration
      Registered                  Registered       Offering Price (1)   Price (1)        Fee
      -----------------------------------------------------------------------------------------------
      Units consisting of one     3,000,000         $0.40 per Unit      $1,200,000
      share of Common Stock       Units
      and one Investor
      Warrant

      Common Stock, par value     3,000,000
      $.01 per share,             Shares                   --               --
      included in the units

      Investor Warrants           3,000,000
      included in the units       Warrants                 --
                                                                            --
      Common Stock issuable       3,000,000         $0.50 per share     $1,500,000
      on exercise of Investor     Shares
      Warrants included in
      the units

      Common Stock registered     1,050,000         $0.40 per share       $420,000
      on behalf of certain
      shareholders

      Warrants registered on      1,050,000
      behalf of certain                                    --               --
      shareholders

      Common Stock issuable       1,050,000         $0.40 per share       $420,000
      on exercise of selling
      shareholder warrants

      Total                                                             $3,540,000               $935



     (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8 (a), may determine.

Prospectus



                    Subject to Completion, Dated   , 2000



                      IMAGE TECHNOLOGY LABORATORIES, INC.




        Minimum of 1,500,000 Units and maximum 3,000,000 Units offered by
                                Image Technology



          Each Unit = one share of common stock + one investor warrant



     Plus shares and warrants to be sold separately by selling shareholders



Estimated Price of Units: ....................................  $0.40 per Unit or $1,200,000
Expenses .....................................................  $0.042 per Unit or $125,000
Net Proceeds to Image Technology .............................  $0.358 per Unit or $1,075,000
Price of shares and warrants
 offered by selling shareholders .............................  Prevailing market price at time of sale.



      Image Technology Laboratories, Inc., or Image Technology, is distributing this prospectus to offer a minimum of 1,500,000 units, on a best-efforts, all-or-none basis and an additional 1,500,000 units on a best efforts basis. Each unit consists of one share of our common stock and one warrant to purchase one share of common stock for $0.50. We will not be able to use any of the proceeds of the offering until we have sold 1,500,000 units. If we are unable to sell at least 1,500,000 units investors will be returned the entire amount of their investment.



      This is our initial public offering of common stock and warrants, and no public market currently exists for our common stock or warrants. After the offering, we expect the shares to trade on the OTC Bulletin Board under the symbol "ITLI" and the warrants to trade on the OTC Bulletin Board under the symbol "ITLIW". The warrants will be detachable from the shares upon issuance.



      The minimum investment for each investor is 1,000 Units or $400.



      Look carefully at the risk factors beginning on page 7 of this prospectus.



      Image Technology will receive all of the proceeds from the sale of the units but will receive none of the proceeds of shares or warrants sold by selling shareholders.



      The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.



      Neither the SEC nor any other regulatory body has approved these shares or determined that this prospectus is accurate or complete. It is illegal for anyone to tell you otherwise.



                  THE DATE OF THIS PROSPECTUS IS June  , 2000

                                TABLE OF CONTENTS




Prospectus Summary ..................................................    3


Overview of Image Technology Laboratories, Inc. .....................    3

The Offering ........................................................    4

Summary of Historical Financial Data ................................    6

Risk Factors ........................................................    7

Use of Proceeds .....................................................   16

Determination of Offering Price .....................................   17

Dividend Policy .....................................................   17

Capitalization ......................................................   18

Dilution ............................................................   19

Selected Financial Data .............................................   21

Management Discussion and Analysis of Financial
      Condition and Results of Operation ............................   22

Description of Business .............................................   23

Management ..........................................................   32

Executive Compensation ..............................................   34

Principal and Selling Security holders ..............................   36

Description of Securities ...........................................   38

Certain Relationships and Related Transactions ......................   38

Transfer Agent and Registrar ........................................   41

Plan of Distribution ................................................   42

Shares Eligible for Future Sale .....................................   44

Legal Matters .......................................................   45

Experts .............................................................   45

Where You Can Find More Information .................................   45

Index to Financial Statements .......................................  F-1

                               PROSPECTUS SUMMARY


      The following summary highlights information which we present more fully elsewhere in this prospectus. You should read this entire prospectus carefully.


Image Technology Laboratories, Inc.




     Image Technology is a software developmental stage company which has entered the medical image management segment of the healthcare information systems market. Our founders, Drs. David Ryon, Carlton Phelps and Mr. Lewis Edwards own 7,288,750 shares, representing 87% of our outstanding common stock.



     Through our three founders, we have designed and are developing a proprietary picture archiving and communications software system, or PACS, which we call ITLPACS, for use in the management of medical diagnostic images by hospitals and medical centers. A PACS inputs and stores diagnostic images in digital format from original imaging sources such as CT scans, MRIs, ultrasound, nuclear imaging and digital fluoroscopy.



     ITLPACS routes, archives and displays digital images linked to patient information from either radiology information systems or hospital information systems. ITLPACS has been designed to interface with hospital departments and radiology information systems so that patient data can be integrated with diagnostic images for improved record retrieval and increased accuracy of image interpretation. Using ITLPACS, radiologists can read and interpret the digitized versions of diagnostic images from any terminal or computer to which they can be sent. This facilitates:



                  - time-critical transfer of patient information between
                    hospital departments, such as from radiology to emergency room,
                  - rapid off-site consultations by specialists at remote
                    locations, or
                  - convenient home viewing by individual radiologists.



     Hospitals and other health organizations can use ITLPACS permanently to replace more costly and cumbersome image storage mediums such as film. Image Technology provides all support services, including:



                  - remote system,
                  - network, and
                  - database administration and management.



We are also developing a unique display station which allows radiologists to simultaneously view multiple digitized images. ITLPACS has been designed to run under the Windows NT operating system and includes no-cost remote access to the imaging database via the Internet for on-call remote diagnosis or referring physician consultations.



     We expect to complete the initial phase of product development of ITLPACS in the third quarter of 2000. Our goal is to be revenue producing at the earliest opportunity after FDA approval. We do not expect to generate any revenues from planned operations prior to the first fiscal quarter of 2001. Our customers will include hospitals, medical centers and imaging centers in the northeastern United States. Image Technology will distribute ITLPACS through three channels:



                  - original equipment manufacturer relationships,

                  - partnerships, and
                  - direct distribution through its own sales representatives.



     We were incorporated in Delaware on December 5, 1997. Our principal executive offices are located at 167 Schwenk Drive, Kingston, New York 12401. Our phone number is (914) 338-3366.



     Since inception, we have incurred minimal losses, resulting in an accumulated deficit of approximately $250,000 at March 31, 2000. We currently have no sources of revenue and expect to incur additional losses for the foreseeable future. Market acceptance of ITLPACS, which we expect to introduce in the fiscal third quarter of 2000, is critical to our future success. For a discussion of these and other risks relating to an investment in our common stock, see "Risk Factors" beginning on page 7.



The Offering



Units being offered by Image
Technology                          A minimum of 1,500,000 units (each
                                    consisting of one share of common stock and one Investor Warrant) and a maximum of 3,000,000 units at a price of $0.40 per unit. The minimum investment for each investor is 1,000 Units or $400.



      Description of shares         Common stock par value $.01 per share.



      Description of warrants       Investor Warrants, each to purchase one
                                    share of common stock for $0.50 during a one year period from the date of this prospectus.



                                    Detachable and separately traded from the shares in each unit.



                                    Redeemable by Image Technology at $.05 per warrant if the common stock closing bid price exceeds $2.00 for 10 consecutive trading days.



Shares being offered by Image
      Technology shareholders       1,050,000 shares of common stock
                                    1,050,000 warrants to purchase shares of common stock
                                    1,050,000 shares of common stock underlying warrants



Shares outstanding after this
      offering (assuming the
      Maximum amount of units
      is sold)                      11,338,750 shares of common stock

Use of Proceeds                     We expect that the net proceeds from this
                                    offering, assuming all of the units offered by Image Technology are sold, will be approximately $1,075,000 if all 3,000,000
                                    Units are sold or $475,000 if only 1,500,000
                                    Units are sold. We will not receive any of the proceeds from shares or warrants sold by the selling shareholders. We expect to use the proceeds for working capital and general corporate purposes. Specifically, we anticipate that the proceeds will be used to continue development of ITLPACS, pay the salaries of our officers and directors, and expand sales and marketing activities.



Proposed OTC Bulletin Board
    Symbols:                        Common Stock: "ITLI"; Warrants: "ITLIW"



Risk Factors                        An investment in these units involves a high
                                    degree of risk to the public investors and, therefore, anyone who cannot afford a loss of his or her entire investment should not purchase them. You should carefully review and consider the factors set forth under "Risk Factors" as well as other information in this prospectus before purchasing any of the Units. See "Risk Factors" on page 7.

                              SUMMARY OF HISTORICAL


                                 FINANCIAL DATA


      The following table sets forth our summary financial data. This table does not represent all of our financial information. You should read this information together with our audited and unaudited financial statements and the notes to the financial statements beginning on page F-1 of this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations."




                                 BALANCE SHEETS


                                                              Dec 31, 1999      Dec 31, 1998     March 31, 2000
                                                              ------------      ------------     --------------

         Current Assets:
ASSETS
         Cash                                                 $24               $657             $119,396

         Prepaid Professional Fees                            -                 -                60,000
                                                              ---------         ---------        ---------

         Total Current Assets                                 24                657               179,396

         Capitalized Software Development                     2,186             2,186            2,186

         Deferred Private Placement Costs                     5,000             -                -
                                                              ---------         ---------        ---------


TOTAL ASSETS                                                  $7,210            $2,843           $181,582
                                                              =========         =========        =========

LIABILITIES AND STOCKHOLDERS' EQUITY

         Current liabilities:
         Accrued compensation payable to stockholders                                            $112,500
         Notes payable to stockholders                        $ 5,100                               5,200
                                                              ---------                         ---------
         Trial current liabilities                              5,100                             117,700
         Stockholders' equity:
                  Preferred Stock                                                                  15,000
                  Common Stock                                $72,887               $187           83,387
                  Additional Paid-in-Capital                  (51,637)            21,063          627,863
                  Unearned Compensation                                                          (412,500)
                  Deficit Accumulated during
                  the development stage                       (19,140)          (18,407)         (249,868)
                                                              ---------         ---------        ---------
         Total Equity                                         2,110             $2,843           $63,882
                                                              ---------         ---------        ---------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $7,210            $2,843           $181,582
                                                              =========         =========        =========




                                   OPERATIONS



                                                                                  Three Months ended March 31,
                                                                                  ----------------------------
                                                              1999          1998          2000          1999          Cumulative
                                                              ----          ----          ----          ----          ----------


Revenues                                                      $--           $--           $--           $--           $--

Research and Development Expenses                             -                           150,000       -             $150,000

General and Administrative Expenses                           733           18,407        80,728        112           99,868
                                                              ---------     ---------     ---------     ---------     --------

NET Loss                                                      $(733)        $(18,407)     $(230,728)    (112)         (249,868)
                                                              =========     =========     =========     =========     =========

Basic Net Loss per share                                      $   --        $   --        $ (.03)       $   --        $ (.03)
                                                              =========     =========     =========     =========     =========

                                  RISK FACTORS



      Please consider the following risk facts together with the other information presented in this Prospectus including the financial statements and the notes thereto before investing in the units. The trading price of our common stock and warrants could decline due to any of the following risks, and you might lose all or part of your investment.



Our limited operating history makes it difficult to evaluate our prospects. We incorporated on December 5, 1997, and commenced operations January 1, 1998. Accordingly, we have only a limited operating history on which to evaluate our business. As a result of our limited operating history we may be unable to accurately forecast our revenues. Our relative lack of experience means that our business will have numerous personnel, operational, financial, regulatory and other risks not faced by more experienced competitors. We are still in our formative and development stage. As an investor, you should be aware of the difficulties, delays and expenses normally encountered by an enterprise in its development stage, many of which are beyond our control, including:



            -  unanticipated developmental expenses,



            - inventory costs,



            - employment costs, and



            - advertising and marketing expenses.



We cannot assure our investors that our proposed business plans as described in this prospectus will materialize or prove successful, or that we will ever be able to operate profitably. If we cannot operate profitably, you could lose your entire investment.



As a result of the start-up nature of our business we expect to sustain substantial operating expenses without generating significant revenues. Accordingly, a failure to meet our revenue projections will have an immediate and negative impact on profitability. In addition, we cannot be certain that our evolving business model will be successful, particularly in light of our limited operating history. There can be no assurance that we will be able to successfully remain in the medical image management market as currently planned. Our survival in the medical image management industry will depend upon our ability to:



            - successfully develop and enhance our current product



            - to develop or obtain from third-party suppliers new products which keep pace with technological developments,



            - respond to evolving end-user requirements, and



            - achieve market acceptance.

If we are unable to anticipate or respond adequately to technological developments or end-user requirements or any delays in product development, acquisition or introduction, we will be unable to become or remain profitable which could cause our stock price to decline and cause you to lose your investment.



We have a history of losses and an accumulated deficit and we expect future losses. Image Technology is a developmental stage company which has generated no revenues from product sales. We do not expect to generate revenue from product sales until at least the first fiscal quarter of 2001. Image Technology has incurred losses of approximately $250,000 from its inception through March 31, 2000 primarily as a result of legal and accounting expenses incurred in connection with business formation, and after January 1, 2000, the compensation of our founders. We may not be able to generate revenue or achieve or sustain profitability in the future. Our revenue assumptions may be inaccurate since we have no historical data on which to rely in estimating future revenue or expenses. We expect to lose more money as we spend additional capital to develop our systems, market our products and establish our infrastructure and organization to support anticipated operations. We cannot be certain whether Image Technology will ever earn a significant amount of revenues or profit, or, if it does, that it will be able to continue earning such revenues or profit.



We are subject to regulation by federal and state government. Our products are regulated in the United States and abroad. In the United States, the ITLPACS is considered a medical device under the Federal Food, Drug and Cosmetic Act and is subject to regulation by the U.S. Food and Drug Administration, or FDA. Before ITLPACS may be marketed in the United States, Image Technology must apply for and receive FDA authorization to market the product. This process can take up to six months or more and requires the expenditure of substantial resources. There can be no guarantee that the FDA will not require Image Technology to submit a Pre-Market Approval application under its usual approval process for new devices which could result in delays in the release of ITLPACS as well as the expenditure of additional funds. See "Business - Product Approval Process" on page 8.



Image Technology and its employees have limited experience in filing and pursuing the application necessary to gain regulatory approval. Regulatory authorities have substantial discretion to approve or deny Image Technology's applications to market medical devices such as the ITLPACS. In addition, regulatory bodies may change their standards or other regulations for approving new medical devices, which may result in additional delays or prevent approval. Image Technology currently has no product approved for marketing in the United States or elsewhere. There can be no assurance that Image Technology will be able to obtain the necessary approvals for the marketing of any products which it develops. If we are unable to gain FDA marketing approval for the ITLPACS, or a substantial delay in obtaining such approval occurs, it would adversely affect Image Technology's ability to generate revenues. Approval in one jurisdiction does not assure approval in another because the various federal, state and local regulatory authorities act independently of each other. Image Technology will have to comply with the laws of, and meet the applicable regulatory procedures and standards in each jurisdiction in which it seeks to market its products.

Even if ITLPACS is approved for marketing we will be subject to continuing regulatory review. Later discovery of previously unknown problems with a product or manufacturer, or an increase in the incidence of previously unknown problems may result in restrictions on the product and the manufacturer. The restrictions could include withdrawal of the product from the market. Image Technology is subject to numerous environmental, health, and workplace safety laws and regulations which might adversely affect our financial condition or ability to carry on our business.



Even if we raise the maximum amount of the offering, we will need additional financing to continue our planned operations beyond the next twelve months. If we sell the minimum amount, and receive net proceeds of $475,000, we will be able to continue operations for 12 months and afford a modest booth at the Radiological Society of North America meeting in November 2000. If we sell 2,250,000 units and receive net proceeds of $775,000, we will be able to hire more staff and afford a more impressive booth at the November meeting. If we sell the maximum amount and receive net proceeds of $1,075,000 we will be able to extend operations well into 2001 and begin marketing and advertising beyond the November meeting. Image Technology intends to fund its operations by raising significant additional funds through equity or debt financing. At present, we have no commitments for additional or alternative financing, and there is no assurance that we will be able to obtain such financing on satisfactory terms, if at all. Image Technology's inability to secure additional funds from such financing within twelve to eighteen months could adversely affect Image Technology's ability to implement its business plan. In addition, any subsequent offering of securities would, in all likelihood dilute existing stockholders' percentage of ownership in Image Technology. See "Use of Proceeds" on page 16.





We face intense competition in the medical imaging market on several different fronts. At present, PACS are produced by a number of highly competitive, small companies specializing in image management software and equipment and a smaller number of substantially larger medical equipment and imaging software suppliers, each of which has captured only a relatively small share of the current market for PACS to date. Although we believe ITLPACS offers unique features which will distinguish it in the market, larger or more established PACS suppliers have substantially greater resources than we do. There can be no assurance Image Technology will be able to compete successfully against them in the market for PACS. In addition, a number of large hospital radiology centers are presently developing their own proprietary PACS for internal use. This trend may reduce the market for the ITLPACS among larger institutions. It may also result in the introduction of additional competitive products in the market to the extent that such proprietary systems are being developed in collaboration with computer software and hardware vendors who may be given the opportunity to commercialize these products upon completion. ITLPACS will continue to compete with other older film-based diagnostic imaging systems. Although PACS offer significant advantages over such older imaging systems and the market for PACS is expected to grow quickly, there can be no assurance that hospitals, HMOs and others will continue to invest in the newer PACS technology at forecasted rates.

We may face competition from newer technologies based on different imaging techniques. ITLPACS has been designed to work with the Windows NT operating system to permit easy upgrading and avoid product obsolescence. There can be no assurance, however, that the basic technology of all PACS, and therefore the market for such systems, will not be superceded by an altogether new form of imaging technology or that the hardware and operating system components of the ITLPACS will not become obsolete in some other manner. Although we are not aware of any new technologies currently under development which might replace PACS technology, new technologies may be developed, or existing technologies refined, which could render ITLPACS technologically or economically obsolete. We may not have the funds or the ability to develop or acquire any new or improved hardware or software which we may need in order to remain competitive.





We are solely relying on one product to generate all of our initial revenue. We have not yet completed development of ITLPACS and have no other product or service on which we may rely for future revenue. There can be no assurance we will develop additional products which will be commercially viable.



We are dependent on third parties for the equipment needed to develop and run ITLPACS. In order to complete development of the ITLPACS system, we have entered into an agreement to lease facilities and equipment from third parties affiliated with our Chairman and Chief Executive Officer, Dr. David Ryon for a three year period. The termination of Dr. Ryon's personal services agreement with one of these third parties, which Image Technology cannot control, would automatically terminate the facility usage and equipment lease agreement. If this occurred, we would not have access to the facilities, office space or equipment we need. If Image Technology were unable to access the equipment, we estimate that we would have to purchase or otherwise acquire access to approximately $400,000 of comparable equipment in order to complete product development. Termination of the facility usage and equipment lease agreement would most likely prevent us from using the facilities as our principal product demonstration site as presently intended. We have no agreement with any other facility to serve as a product demonstration site and may not be able to obtain one in the future. See "Business - Material Contracts" on page 30.





We have limited marketing experience. Image Technology intends to market ITLPACS to hospitals, HMOs, individual radiologists and group practices, subject to FDA approval. Although we intend to add management members who have experience in marketing medical devices, Image Technology has no experience marketing its proposed products. We have only very limited sales, marketing and distribution capabilities at this time. To market any of our products directly, we must develop a marketing and sales force with technical expertise and supporting product distribution capability. Significant additional expenditures will be required for us to develop a sales force or penetrate the markets for our products, assuming we are able to make those expenditures. We may not be able to obtain enough capital to establish an adequate in-house marketing and distribution capability in which case we would have to establish marketing arrangements with third parties. We will not be able to operate profitably if either:



            - we fail to establish in-house sales and distribution capabilities,
              or

            - we are unable to enter into marketing arrangements with third parties on favorable terms, or



            - we experience a delay in developing such capabilities or arrangements.



Even if we enter into marketing distribution or other arrangements with third parties, our business may be adversely affected if any such marketing partner does not market a product successfully.



The impact of federal restrictions on reimbursement for the use of PACS may adversely influence the medical device purchase decisions made by hospitals and other potential customers. Federal regulations implemented by the Health Care Financing Administration, or HCFA currently permit only limited reimbursement for telepathology and teleradiology services under the Medicare program. Medicare payments for emergency room x-rays are limited to the first physician who interprets them. HCFA has refused to pay for other telemedicine consultations because the health care provider and the patient are not, by definition, face-to-face. Consequently, the use of ITLPACS to distribute diagnostic images to remote locations for consultations or second reading by specialists may not be reimbursable. A significant portion of the potential purchasers of the ITLPACS are hospitals and other health care organizations which provide services to Medicare recipients. They may decide not to purchase ITLPACS if they are unable to be reimbursed for the use of the teleradiology services which PACS support. Many private group practices which might otherwise consider purchasing ITLPACS may face similar financial disincentives to invest in newer PACS technology. Any such adverse impact on our intended market would severely limit our ability to earn revenues or profits, and in turn cause the price of our common stock to decline.



Our ability to compete successfully may depend on our ability to protect our intellectual property and proprietary technology. Image Technology's ability to market a competitive PACS product depends in part on its success in protecting its proprietary interests in ITLPACS unique software so that competitors cannot duplicate its innovations and design. We have secured from our three founders an assignment of all their rights to and interest in the ITLPACS software developed prior to Image Technology's incorporation. By licensing rather than selling our software we hope to retain maximum trade secret protection for our product technology. However, there can be no assurance that all elements of Image Technology's software are sufficiently original to qualify for copyright protection or that Image Technology will be successful in preventing the unauthorized disclosure of its trade secrets. Image Technology currently plans to pursue patent protection to the limited extent that patent protection is available for any aspect of Image Technology's product. Others may independently develop or acquire substantially equivalent proprietary technology or we may not be able to protect our non-patented technology and trade secrets from misappropriation. Such development, acquisition or misappropriation by others of technology similar to ours could increase competition in our industry, subject us to pricing pressure, and cause our revenues to decline significantly. This, in turn, would cause the price of our common stock to decline.



The continued services and leadership of our three founders are critical to our success and any loss of key personnel could adversely affect our business. We are heavily dependent on the personal efforts and abilities of David Ryon, M.D., our President, Chief Executive Officer, and Chairman of the Board of Directors; Carlton T. Phelps, M.D., our Vice President - Finance and Administration, Chief Financial Officer, Secretary and Treasurer; and Mr. Lewis M. Edwards, our Vice President for Research and development and Chief Technical Officer. Each is a founder, director and principal stockholder of Image Technology and a co-developer of the ITLPACS product. If we were to lose the services of one or more of them before a qualified replacement could be obtained, our business, financial condition or results of operations could suffer significantly.



We must attract and retain highly qualified marketing, scientific, technical, and business personnel experienced in the medical device industry to complete product development and implement the marketing and business strategy we have planned. The success of our business depends in part upon our ability to attract, motivate and retain sales marketing staff who possess the skills, knowledge and attributes necessary to service the needs of our clients and grow the business. Image Technology competes with other companies who are able to attract and retain staff as a result of reputation, performance based compensation systems and infrastructure support. Because we have been in operation for only a short time, we have not had sufficient time to establish our reputation in the industry. Also, our inability to offer substantial compensation packages and/or comparable infrastructure support for our staff could impair our ability to attract and retain staff. There is no guarantee, particularly in the current competitive market for such skilled employees, that we will be able to secure or retain the personnel necessary to implement our business plan. Any such inability to attract and retain staff could have a material adverse effect on our business, results of operations and financial condition, and in turn, the value of your investment.



Our software products may contain undetected defects. Software developed by us or developed by others and incorporated by us into our products may contain significant undetected errors when first released or as new versions are released. Although we test our software products before commercial release, we cannot be certain that errors in the products will not be found after customers begin to use the software. Any defects in ITLPACS, or any future products, may result in significant decreases in revenue or increases in expenses because of:



            - adverse publicity,
            - reduced orders,
            - product returns,
            - uncollectible accounts receivable,
            - delays in collecting accounts receivable, and
            - additional and unexpected costs of further product development to correct the defects.



We face exposure to product liability claims if the use of our products is alleged to have caused harm to a patient. The claims might be made directly by patients or by medical organizations and medical personnel who face liability for care rendered in conjunction with the use of Image Technology's products. There can be no assurance that such claims, if made, would not result in monetary liability for damages or a recall of Image Technology's products or a change in the diagnostic purposes for which they may be used. Prior to product launch, Image

Technology intends to obtain product liability insurance coverage for claims arising from the use of its ITLPACS if it is available on reasonable terms. There can be no assurance that this coverage, if obtained, will be adequate to cover claims. Product liability insurance is becoming increasingly expensive. We might not be able to maintain such insurance, obtain additional insurance, or obtain insurance at a reasonable cost or in sufficient amounts to protect us against losses due to liabilities which individually or in the aggregate could have a material adverse effect on our business or financial prospects.





Our three founders will continue to control Image Technology after the offering. Following completion of the maximum offering, Image Technology's executives, Dr. Ryon, Dr. Phelps and Mr. Edwards, will own and control an aggregate of 7,288,750 shares of our outstanding common stock representing approximately 64% of our outstanding common stock and 68% of our outstanding voting stock which includes 1,500,000 shares of preferred stock owned by them. All shares owned by the executives are also subject to certain restrictions on transfer, rights of first refusal and repurchase rights contained in a stockholder's agreement which is intended to preserve ownership of these shares by the founders of Image Technology. This concentration of stock ownership in a few persons together with the existence of the restrictions on transfers makes it unlikely that any other holder of voting Common Stock will be able to affect the management or direction of Image Technology.





Delaware law and our charter documents contain anti-takeover and indemnification provisions which may adversely affect the market price of our stock. Section 203 of the Delaware General Corporation Laws and our charter and by-laws contain provisions which might enable our management to resist a takeover of our company. These provisions might discourage, delay or prevent a change in the control of our company or a change in our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price which investors might be willing to pay in the future for shares of our common stock.





Our directors have the authority to designate one or more classes of preferred stock having rights greater than our common stock. Our Certificate of Incorporation authorizes us to issue up to 5,000,000 shares of preferred stock in one or more classes or series. Immediately prior to this offering, we will have outstanding 1,500,000 shares of preferred stock, all of which is owned by our three founders. Our board of directors has the authority, without further action by the holders of the outstanding common stock, to:



            - issue additional preferred stock from time to time in one or more classes or series,



            - modify or fix the number of shares constituting any class or series as well as their stated value, if different from the par value, and

            - modify or fix the terms of any such series or class, including:
                  - dividend rates,
                  - conversion or exchange rights,
                  - voting rights and terms of redemption, including sinking fund provisions,
                  - the redemption price and the liquidation preference of such class or series.



      We have no present plans to issue any additional preferred stock or other series or class of preferred stock. The designations, rights and preferences of any additional preferred stock which may be issued would be set forth in a certificate of designation which would be filed with the Secretary of State of the State of Delaware.





As a new investor, you will experience immediate, substantial dilution of the net tangible book value of the shares you purchase. Assuming the sale of all of the units offered by us (excluding shares offered by selling shareholders), purchasers of our common stock in this offering:



            - will pay a price per share which substantially exceeds the value on a per share basis of our assets after we subtract from those assets our intangible assets and our liabilities, if any;



            - will incur immediate dilution in net tangible book value of $.31 per share;



            - will contribute a majority of the funds we will need to commence operations but will own only 23% of the outstanding shares of our voting stock;



            - may experience further dilution in the net tangible value of their common stock as a result of future issuances of common stock upon exercise of 5,000,000 options which may be granted at Image Technology's discretion under our 1998 stock option plan, the exercise of the warrants for 1,050,000 shares of common stock issued in connection with Image Technology's private placement and warrants Image Technology may be required to grant under its agreement with business consultants.



Broad market fluctuations may have a material adverse effect on the market price of our common stock The following factors may cause the market price of our common stock to fluctuate significantly:



            - market acceptance of Image Technology's product,



            - the timing of purchase orders,



            - announcements of technological innovations,

            - the attainment of or failure to attain milestones in the commercialization of our technology



            - the introduction of new products,



            - establishment of new collaborative arrangements by Image
              Technology, its competitors or other third parties,



            - claims of patent infringement or other material litigation



            - government regulations,



            - investor perception of Image Technology,



            - fluctuations in Image Technology's operating results, and



            - general market conditions in the industry.



In addition, the stock market in general has recently experienced extreme price and volume fluctuations, which have particularly affected the market prices of technology companies for reasons frequently unrelated to the operating performance of such companies. Furthermore, if selling stockholders in this offering sell substantial amounts of common stock in the public market, the market price of our common stock could fall.



We don't plan to pay dividends. We have never declared or paid any cash dividends on our common stock, and we don't expect to pay dividends anytime soon. We expect to retain our earnings, if any, and use them to finance the growth and development of our business. A failure to pay dividends means you will receive no income on your investment and such lack of dividends could have an adverse impact on the price of our stock.



      The so called "Penny Stock Rule" could make it cumbersome for brokers and dealers to trade in the common stock, making the market for the common stock less liquid which could cause the price of our stock to decline. Trading in our securities will initially be conducted on the OTC Bulletin Board and/or the "pink sheets." As long as the common stock is not quoted on Nasdaq or at any time that we have less than $2,000,000 in net tangible assets, trading in the common stock is covered by Rule 15g-9 under the Securities Exchange Act of 1934 for non-Nasdaq and non-exchange listed securities. Under that rule, broker-dealers who recommend covered securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.



      The SEC has adopted regulations which generally define a penny stock to be any equity security which has a market price of less than $5.00 per share, subject to certain exemptions. Such exemptions include an equity security listed on Nasdaq and an equity security issued by an issuer which has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three (3) years; (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three (3) years; or (iii) average revenue of at least $6,000,000 for the proceeding three (3) years. Unless such an exemption is available, the regulations require the delivery of a disclosure schedule explaining the penny stock market and the risks associated therewith prior to any transaction involving a penny stock. If our common stock becomes subject to the regulations on penny stocks, that factor could have a severe adverse effect on the market liquidity for the common stock due to these limitations on the ability of broker-dealers to sell the common stock in the public market which could cause the price of our stock to decline.



      Management of Image Technology will retain broad discretion in the allocation of the net proceeds of this offering. We anticipate that the proceeds will be used to continue development of ITLPACS, pay the salaries of our officers and directors, and expand our sales and marketing activities. Management will have the authority to use the proceeds in ways in which you might not agree or which may not maximize the value of your investment.



      Forward Looking Statements. This Prospectus and the information incorporated into it by reference contains various "forward-looking statements" within the meaning of federal and state securities laws, including those identified or predicated by the words "believes," "anticipates," "expects," "plan" or similar expressions. Such statements are subject to a number of uncertainties which could cause the actual results to differ materially from those projected. Such factors include, but are not limited to, those described under "Risk Factors." Given these uncertainties, prospective purchasers are cautioned not to place undue reliance upon such statements.



                                 USE OF PROCEEDS



            The net proceeds to Image Technology from this offering less offering expenses, are estimated to be a maximum of $1,075,000 if all 3,000,000 Units are sold or $475,000 if only 1,500,000 Units are sold. The proceeds will be used for working capital and will be available for general corporate purposes.



      Application of Proceeds     Maximum     Percentage  Minimum     Percentage
      -----------------------     -------     ----------  -------     ----------

      Costs of Offering           $125,000    10.40%      $125,000    20.81%

      Development of ITLPACS      $658,000    55.00%      $299,000    49.83%

      Sales and Marketing         $278,000    23.10%      $109,000    18.19%

      Administrative Costs        $139,000    11.50%      $67,000     11.17%

      Totals                      $1,200,000  100.00%     $600,000    100%

      If we sell the minimum amount, and receive net proceeds of $475,000, we will be able to continue operations for 12 months and afford a modest booth at the Radiological Society of North America meeting in November 2000. If we sell 2,250,000 units and receive net proceeds of $775,000, we will be able to hire more staff and afford a more impressive booth at the November meeting. If we sell the maximum amount and receive net proceeds of $1,075,000 we will be able to extend operations well into 2001 and begin marketing and advertising beyond the November meeting.



      The allocation set forth in the above table is subject to change based upon actual rather than estimated expenses and changes in business conditions. Pending use of the proceeds as described above, we plan to invest the net proceeds in bank deposits and short-term, investment grade securities, including government obligations and money market instruments. Although we estimate that the proceeds of this offering will be used over the next 12 months, due to the uncertainty of our future sales revenue, it is not possible to predict with certainty the date by which the proceeds will be fully utilized.




                         DETERMINATION OF OFFERING PRICE




      The price of the shares and the exercise price of the warrants we are offering was arbitrarily determined in order for us to raise up to a total of $1,200,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:



            - our lack of operating history



            - the proceeds to be raised by the offering



            - the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing stockholders, and



            - our relative cash requirements.



                                 DIVIDEND POLICY



            We have never paid cash dividends and do not intend to pay any cash dividends with respect to our common stock in the foreseeable future. We intend to retain any earnings for use in the operation of our business. Our board of directors will determine dividend policy in the future based upon, among other things, our results of operations, financial condition, contractual restrictions and other factors deemed relevant at the time. We intend to retain appropriate levels of our earnings, if any, to support our business activities.

                                 CAPITALIZATION



            The following table sets forth our capitalization as of March 31, 2000 and as adjusted for the assumed sale of 1,500,000 units, and 3,000,000 units. The following table should be read in conjunction with our financial statements and related notes appearing elsewhere in this prospectus.




                                                                       March 31, 2000   Pro forma
                                                                                        1,500,000        3,000,000
                                                                                        Units            Units
                                                                                        Sold             Sold

Stockholders' equity:
  Preferred stock, $0.01 par value; 5,000,000 shares
    authorized; 1,500,000 shares issued and outstanding                $15,000          $15,000          $15,000
  Common stock, $0.01 par value; 50,000,000 shares
    authorized; 8,338,750 shares issued and outstanding                $83,387          98,387           113,387
  Additional paid-in capital....................................       627,863          1,087,863        1,672,863

 Unearned Compensation..........................................       (412,500)        (412,500)        (412,500)

  Deficit accumulated during the development stage..............       (249,868)        (249,868)        (249,868)
                                                                       ---------        ---------        --------


      Total stockholders' equity................................       $63,882          $538,882         $1,138,882
                                                                       =======          ========         ==========

                                    DILUTION


For purposes of this section we are assuming that the net tangible book value for the 8,338,750 shares of our common stock and 1,500,000 shares of preferred stock outstanding as of March 31, 2000 is $63,882, or less than $.01 per share. After giving effect to the sale of the 3,000,000 units offered, assuming the maximum number of units are sold, and assuming no allocation of the offering price of the units to the Investor Warrants, and without giving effect to the exercise of any Investor Warrants, the approximate pro forma net tangible book value of Image Technology as of the date of this prospectus would have been $1,138,882 or approximately $0.09 per share of common and preferred stock, representing an immediate increase in net tangible book value of approximately $0.08 per share to the existing stockholders and an immediate dilution of approximately $0.31 per share (78%) to new investors. "Dilution" means the difference between the offering price per share and the net tangible book value per share as adjusted for the offering.



The following table presents certain information concerning the net tangible book value of our common stock as of March 31, 2000, as adjusted to reflect the completion of the maximum number of units in the offering.



      Offering price per unit                               $.40

      Net tangible book value per share before
            offering (1)                        $.01

      Increase in net tangible book value
            attributable to cash payments
            made by unit purchasers (2)         $.08

      Net tangible book value per share
            after offering                                  $.09

      Dilution to new stockholders                          $.31



(1) "Net tangible book value" is defined as the stockholders' equity of Image Technology less intangible assets, if any.



(2) Net of estimated expenses of this offering.



The following table summarizes as of March 31, 2000, the difference between the existing stockholders who purchased their shares of preferred and common stock since inception and new investors in this offering with respect to the number of shares of common stock purchased from us which are currently outstanding, the total consideration paid and the average price per share paid at an assumed initial public offering price of $0.40 per share

                                       Shares Purchased         Total Consideration
                                       ----------------         -------------------
                                                                                       Average
                                                                                       Price Per
                                    Number        Percent    Amount         Percent    Share
                                    ------        -------    ------         -------    ---------

Existing Stockholders:
      Preferred stock               1,500,000     12%        $450,000        25%       $.30
      Common stock                  8,338,750     65%        $276,250        15%       $.03
                                    ---------     ---        ------------    ---       ----
      Total                         9,838,750     77%        $726,250        40%       $.07

New investors                       3,000,000     23%         1,075,000(2)   60%       $.36
                                    ---------     ---        ------------    ---       ----

      Total                         12,838,750    100%       $1,801,250     100%



(1) Net of offering expenses of $60,000 or less than $.01 per share



(2) Net of offering expenses $125,000 or approximately $.04 per share




  The foregoing analysis includes only shares of common stock issued since inception and does not include any shares which are issuable pursuant to various options and warrants of Image Technology, including the warrants offered in this offering.

                             SELECTED FINANCIAL DATA



            The following selected financial data has been derived from the financial statements of Image Technology. The following selected financial data should be read in conjunction with, and are qualified in their entirety by, Image Technology's audited and unaudited Financial Statements and the notes thereto, as well as Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.




                                          For the Three        For the Three
                                          Months Ended         Months Ended         For the Year Ended       For the Year Ended
                                          March 31, 2000       March 31, 1999       December 31, 1999        December 31, 1998
                                          --------------       --------------       -----------------        -----------------

Operating Data

Revenue                                           -                     -               $   --                       -

Research and development expenses             150,000                   --                  --                       --

General and administrative expenses            80,728                  112                  733                   18,407

Total costs and expenses                      230,728                  112                  733                   18,407

Net loss                                     (230,728)                (112)                (733)                 (18,407)

Net loss per common share
outstanding                                     ($.03)                 --                $  --                    $  --

Weighted average number of shares
of common stock outstanding                 9,207,340            7,288,750            7,288,750                7,288,750



Balance Sheet Data

   Current assets                             179,396                                        24                      657

   Total assets                               181,582                                     7,210                    2,843

   Current liabilities                        117,700                                     5,100                      --

   Long term liabilities                          --                                         -                       --
   Stockholders' equity                        63,882                                     2,110                    2,843
   Working Capital                             61,696                                    (5,076)                     657

                 MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATION



      Overview



The following is a discussion of certain factors affecting Image Technology's results of operations, liquidity and capital resources. You should read the following discussion and analysis in conjunction with Image Technology's consolidated audited and unaudited financial statements and related notes which are included elsewhere in this prospectus.



Image Technology was incorporated on December 5, 1997 and commenced operations on January 1, 1998. We are in the process of developing picture archiving and communications software which will be used to input diagnostic images in digital format from original imaging sources and to store, print and display those images. Such software is used in the management of medical diagnostic images by hospitals, health maintenance organizations, group medical practices and individual radiologists to increase accuracy, reduce costs and boost productivity.



Results of Operations



Fiscal year ended December 31,1999 compared to fiscal year ended December 31, 1998 and three months ended March 31, 2000 compared to three months ended March 31, 1999



As of March 31, 2000, we had not generated any revenues from operations and, accordingly, we were still in the development stage. We do not expect to generate any revenues from our planned operations prior to the first quarter of 2001.



General and Administrative. Our general and administrative expenses decreased 96% to $733 for the fiscal year ended December 31, 1999 as compared to $18,407 for the fiscal year ended December 31, 1998 The decrease was due to the expensing of $18,245 of start-up costs in 1998. Our general and administrative expenses increased from $112 for the three months ended March 31, 1999 to $80,728 during the comparable three month period ended March 31, 2000, $75,000 of which was associated with the issuance of common stock, a non-cash charge. The increase was primarily attributable to an increase in professional fees incurred during the three months ended March 31, 2000. In addition, during the three months ended March 31, 2000 Image Technology incurred $150,000 of research and development expenses which were paid in the form of compensation to our three founders of which $112,500 was accrued under their employment contracts and $37,500 was attributed to the compensation associated with the issuance to them of the preferred stock, a non-cash charge.

Liquidity and Capital Resources



As of March 31, 2000, we had cash and working capital of approximately $119,000 and $62,000, respectively. To date, the principal sources of capital resources have been proceeds from the issuance of shares of common stock to our founders of $21,250 and the net proceeds from the recently completed private placement of units of common stock and warrants of $180,000. In addition, we received proceeds from the issuance of notes payable to our founders in the amount of $5,200.



We do not have any pending material commitments regarding capital expenditures. However, our current sources of liquidity and cash are insufficient to satisfy our cash needs beyond the next twelve months. We will require additional capital to fund our operations and pursue our business strategies. We expect to raise or obtain additional capital through the sale of securities and through the exercise of outstanding stock warrants. There can be no assurance that additional funds will be available. If adequate funds are not available, there will be a material adverse effect on our business, financial conditions and development strategies.


                             DESCRIPTION OF BUSINESS


      Image Technology Laboratories is a developmental stage company which has entered the medical image management segment of the healthcare information systems market. We were incorporated in Delaware on December 5, 1997. Image Technology is developing picture archiving and communications software known as PACS for use in the management of medical diagnostic images by hospitals. PACS input and store diagnostic images in digital format from original imaging sources such as:



            - computerized tomography, or CT scans,
            - magnetic resonance imaging, or MRIs,
            - ultrasound, nuclear imaging,
            - and digital fluoroscopy.



      Dr. Ryon initially conceived Image Technology's picture archiving and communications , which we call ITLPACS, in 1995 for the purpose of electronically integrating all the diagnostic images and imaging modalities used at the Kingston Diagnostic Center in Kingston, New York. His goal was to implement a PACS system at the Center and then to create a wide area network to provide over-reading services in the five hospital locations in the region. When he discovered that no commercial vendor at the time had a product which could provide a solution which met all of the Center's needs, Dr. Ryon assembled a team to design a better PACS system. Dr. Ryon joined forces with Lewis Edwards, an expert in networking and image management, and Carlton Phelps, M.D., a radiologist with several years experience implementing commercial PACS. By late 1997, after more than a year of intensive research, the development team had completed the specifications for the prototype ITLPACS system and had assembled the hardware and software needed to develop the prototype at the Center. Drs. Ryon, Phelps, and Mr. Edwards decided to form a company to commercialize their novel PACS design based on market research which indicated a growing demand for PACS in general and an unmet need for a PACS such as the prototype the founders had designed. Image Technology is installing a beta-version of the ITLPACS at the Center. Image Technology plans to initiate marketing the ITLPACS to hospitals beginning in the Northeast United States in the fiscal fourth quarter of 2000 after rollout at the Radiological Society of North America meeting in November 2000. The ITLPACS will be manufactured, installed and serviced by Image Technology. We estimate that 80% of the product development has been completed. The specification and system design are finished leaving approximately two-thirds of the actual hard coding and the bench testing yet to be performed, which represents less than 20% of overall product development.



Products



      Image Technology's lead product is ITLPACS, a unique and proprietary version of a PACS software system. The ITLPACS features a unique and proprietary modular architecture which permits the system to be readily scaled and easily upgraded. We believe that this will allow us to provide products tailored to the size of our customers and to keep our customers at the forefront of future technological advances by enabling us to easily update existing systems. Other special features of the ITLPACS include:



            - automation of the total work flow,



            - integration of patient data with digital images,



            - a unique, radiologist designed user interface,



            - quality review programs which analyze productivity and diagnostic accuracy of individual radiologists or entire radiology centers, and



            - use of Windows NT as the network operating system.





      Image Technology has also designed a proprietary display terminal interface which permits the simultaneous viewing of multiple diagnostic images together with relevant patient data for the purpose of replicating the viewing technique used by radiologists using traditional view boxes for the display of multiple images. Research has shown that simultaneous image display improves the speed and accuracy of diagnostic interpretation. This terminal interface consists of software integrated into ITLPACS which may be used with any terminal hardware. Image Technology is considering developing proprietary terminal hardware based on modifications to currently marketed products on a custom order basis. This product would maximize the capabilities of Image Technology's software terminal interface by allowing simultaneous viewing of up to 200 images through the integration of the screen output of eight or more monitors.





       ITLPACS can be used to create, store, reproduce and transmit digitized images generated by any of the currently utilized diagnostic imaging modalities including x-rays, ultrasound, nuclear medicine, digital fluoroscopy, CT scans, and MRIs. Using ITLPACS, radiologists can read and interpret the digitized versions of diagnostic images from any terminal or computer to which they can be sent. This facilitates time-critical transfer of patient information between hospitals departments, such as from radiology to emergency room, as well as rapid off-site consultations by specialists at remote locations or convenient home viewing by individual radiologists. Hospitals and other health organizations can use ITLPACS permanently to replace more costly and cumbersome image storage mediums such as film. ITLPACS has been designed to interface with hospital and radiology information systems so that patient data can be integrated with diagnostic images for improved record retrieval and increased accuracy of image interpretation.

      ITLPACS represents an alternative configuration model which has been designed to provide a unique solution to many of the disadvantages of both hyperPACS and miniPACS configurations of other companies. The architecture used in ITLPACS is built on a foundation of innovative intelligent algorithms. These algorithms reduce the network bandwidth and on-line storage requirements of the Image Technology system; the two most important factors in the cost associated with building the system. Consequently, we hope that through ITLPACS we can acquire a significant share of the U.S. market for PACS. By making full use of the networking database management infrastructure of Windows NT, Image Technology has leveraged recent advances in operating system design, software development, and networking tools to produce a product which offers greater functional capability at lower costs through scalable system architecture. Its truly modular architecture permits capability to be distributed incrementally, so a client can start with one piece of hardware which operates as a server, viewer and capture station, then expand the system by distributing those capabilities among multiple PC's. Hardware and software can be sized exactly to client needs. This enables Image Technology to offer the lowest possible entry point purchase price for a PACS system. In addition, ITLPACS offers capabilities not found on even the most expensive PACS, including a unique graphical interface.



Business Strategy



      We hope to complete product development of ITLPACS by the fiscal third quarter of 2000 in order to begin northeast marketing after introduction of the product at the November Radiological Society of North America meeting. Our goal is to become revenue producing at the earliest opportunity after FDA approval which we expect shortly after product introduction in November. At present, we are focusing our management efforts on completing this offering and then raising significant additional funds through a subsequent offering, the proceeds of which will be used largely to hire engineers to finish the programming and to hire marketing staff to prepare for the nationwide product launch in late 2000. National marketing will culminate at the Radiological Society of North America meeting in November of 2000. Product sales will be made in the form of:



            -  software licenses agreements,



            -  installation service agreements,



            -  and continuing services and support agreements.



 For the next two years, Image Technology expects to remain focused on developing additional capabilities and enhancing ITLPACS, maximizing sales of this product in the United States, and providing continuing customer service and product upgrades.



Markets and Marketing Plan



      February 1998 market research by Frost & Sullivan shows that the market for PACS is growing rapidly and that the worldwide sales are increasing from 30% to 155% per year. Frost & Sullivan estimates put the worldwide market at $1.1 billion annually by 2001, although concerns over Year 2000 related problems have blunted market growth. According to Frost & Sullivan data, the United States presently accounts for 60% of such sales. They further estimate that PACS have been installed in less than 12% of radiology centers in the U.S. although that number is expected to grow to between 28% and 40% by 2002.



      Image Technology plans to launch its ITLPACS in the northeastern United States where the reputations of its founders and the product demonstration site at the Kingston Diagnostic Center are expected to enhance interests in the product and generate sales leads. Image Technology plans to market a fourth generation medical information management system which we believe is more open, usable and scalable than any currently available product. We plan to market ITLPACS through an in-house sales force supported by product advertising and promotion at industry trade shows, including the November 2000 meeting of the Radiological Society of North America. We will offer the product at a price point which is well within the reach of even the smallest hospital or imaging facility. We believe that we can offer systems with superior price/performance characteristics because of their unique, proprietary architecture. Assuming profitable regional sales, we intend to expand our sales force to market ITLPACS throughout the United States. We plan to distribute our PACS products via three channels:



            - OEM relationships,



            - partnerships, and



            - direct distribution through our sales representatives



OEM Relationships: There are several large multi-national companies such as General Electric and IBM who have committed to entering the PACS market but have failed to either develop or acquire the technology needed to gain market share. We plan to pursue relationships with a large company whose in-house marketing, sales and support resources can be leveraged to propel Image Technology's products into national and international markets.



Partnerships: We have identified several companies whose interests are complementary with our goals. Image Technology will pursue mutually advantageous partnerships with firms which can provide access to markets, technology or service and support. We have begun discussions with a large firm which sells and services diagnostic imaging equipment across the United States. This company is offering to sell and maintain ITLPACS through their network of sales and maintenance representatives in exchange for non-exclusive rights to sell Image Technology's products. We feel that such an arrangement will give Image Technology immediate access to a large and geographically dispersed customer base.



Direct Distribution: We will maintain an in-house sales and marketing staff to provide direct sales locally and nationally. They will advertise the product through trade shows, print advertisements and through our site on the Web. Image Technology will sell primarily to two target buyer groups; those who already have a PACS system in place and want a cost effective way of growing their system and small hospitals and imaging centers who want to start small and enter the PACS arena gradually.



      Once we have secured a significant share of the PACS market, we intend to apply the same tools to capture other vertical markets. We intend to sustain growth through constant innovation.

      Image Technology will sell to customers a license to use the ITLPACS software along with third party hardware preloaded with our proprietary software, as a package, in order to eliminate the possibility of incompatibilities. Image Technology eventually plans to sell third-party hardware components, at a profit, to customers who wish to purchase system hardware from Image Technology in conjunction with their purchase of an ITLPACS. However, we, have no plan to institute hardware-only sales in conjunction with the ITLPACS product launch and do not believe that supplying the hardware needs of our software customers is necessary to the competitive success of ITLPACS.



Competition and Competitive Advantage



      Image Technology will compete with a variety of companies in the United States and abroad which are marketing or developing PACS for the medical community. A number of highly competitive, smaller companies specialize in image management software and equipment and a smaller number of larger medical and computer equipment vendors have added PACS to their product line. To date no single company has captured a predominant share of the current market for PACS. In addition, a number of large hospital radiology centers are presently developing their own PACS for internal use. This trend may reduce the market for the ITLPACS among larger institutions. It may also result in the introduction of additional competitive products in the market to the extent that such proprietary systems are being developed in collaboration with computer software and hardware vendors who may be given the opportunity to commercialize such products upon completion. Image Technology, together with all other PACS manufacturers, will also continue to compete for sales to some extent with producers of older diagnostic imaging technologies such as film-based x-rays, which remain the predominant medical imaging modalities.



      In the last two years, the PACS industry has experienced a significant degree of consolidation. GE Medical Systems purchased Lockheed Martin Medical Imaging Systems in 1997 and Applicare in 1999. Imation acquired Cemax-Icon in 1997, and was then acquired by Kodak in 1998. Compurad, a small teleradiology and miniPACS provider, was purchased by Lumisys in 1998.



      IBM has also entered the PACS market as a pure systems integrator, selling and installing other vendors' products. Already, they have captured a significant portion of the military defense information network PACS contracts, with awards totaling approximately $32.3 million.





      We believe that most available PACS systems have significant drawbacks such as:



            - poor user interfaces,



            - limited capabilities, and lack of scalability, and



            - prohibitive entry point purchase prices



      We believe that such drawbacks account in part for the fact that none of our competitors have been able to capture more than 30% of the market in recent years.



Protection of Proprietary Technology



      Our ability to market a competitive PACS product depends in part on our success in protecting our proprietary interest in the ITLPACS software so that competitors cannot duplicate its innovative design. The principal forms of protection available for software such as ITLPACS are copyright laws and common law trade secret protection. Image Technology has secured from its founders an assignment of all their rights and titles to the ITLPACS software developed prior to Image Technology's incorporation and therefore, believes it owns the full rights to copyright the ITLPACS software. In addition, each founder is employed under an agreement containing continuing obligations of confidentiality, non-disclosure, assignment of work-product and right-to-inventions as well as obligations of non-competition which continue for a period of two years from termination of his employment. Image Technology plans to require substantially similar obligations from all key employees hired in the future. By licensing rather than selling our software, we expect to retain maximum trade secret protection for our product technology. However, there can be no assurance that all elements of our software are sufficiently original to qualify for copyright protection or that we will be successful in preventing the unauthorized disclosure of our trade secrets. As a result, we may face competition from sales of products which are substantially similar to our own from which we will not benefit or we may not be entirely able to prevent such sales even though we may have the right to sue a person who makes unauthorized disclosure of our trade secrets.



      We plan to pursue patent protection to the limited extent that patent protection is available and advisable for any element of our products. Patent protection may be available for certain aspects of our terminal interface technology and for certain limited components of our software, including certain proprietary algorithms developed for use in ITLPACS. We have not yet retained any intellectual property counsel or filed any application for the protection of our intellectual property.



Product Approval Process



      ITLPACS is regulated as a medical device under the Food and Drug Act administered by the FDA. Image Technology must apply for and receive FDA authorization to market ITLPACS before it can be sold in the United States. Marketing authorization is obtained by filing a Pre-Market Approval, or PMA, application or by filing a pre-market notification under the Food and Drug Act. The PMA process can take up to six months or more and require the expenditure of substantial resources. The pre-market notification process is available for products substantially equivalent to previously approved products and typically takes considerably less time than the PMA process. If the FDA deems our products substantially equivalent in intended use and technical characteristics to similar devices which have been previously approved by the FDA, marketing clearance can be obtained for the ITLPACS on an expedited basis. There can be no guarantee, however, that the FDA will not require us to submit a PMA for ITLPACS.



      Obtaining FDA marketing authorization for ITLPACS under either procedure will depend upon our ability to satisfy the software validation, quality assurance and good manufacturing practices the FDA requires. These requirements impose extensive record keeping and limited testing obligations on Image Technology. To assure compliance with these requirements, we intend to hire a person experienced in FDA product approval audits, documentation management and regulatory compliance requirements for software. FDA approval will not be needed for operation at the Kingston Diagnostic Center as a beta site since it will operate in parallel with existing standard radiology procedures. Assuming successful completion and installation of ITLPACS at Kingston, Image Technology intends to file for FDA marketing authorization during the fiscal fourth quarter of 2000. To the extent permitted by law, we intend to demonstrate ITLPACS at trade shows prior to obtaining marketing approval.



      Although Image Technology is aware that there is an international market for products such as ITLPACS, we have no present plans to market ITLPACS in other countries, largely due to limited resources.

However, should we decide to market ITLPACS in other countries, we would have to comply with the laws of, and meet the applicable regulatory procedures and standards in each jurisdiction in which we sought to market our products. Approval in one jurisdiction does not assure approval in another as the various federal, state, and local regulatory authorities are independent of each other.



      Image Technology and its employees have limited experience in filing and pursuing the applications necessary to gain regulatory approvals. Regulatory authorities have substantial discretion to approve or deny our applications to market medical devices such as ITLPACS. In addition, the regulatory bodies may change their standards or other regulations for approving new medical devices, which may result in additional delays or prevent approval. Image Technology currently has no product approved for marketing in the United States or elsewhere.



      A medical device and its manufacturer are subject to continuing regulatory review even after a device is approved for marketing. Later discovery of previously unknown problems with a product or manufacturer, or an increase in the incidence of previously known problems, may result in restrictions on the product and/or manufacturer. The restrictions could include withdrawal of the product from the market. See "Risk Factors" on page 10.



Manufacturing



      We do not expect to have any manufacturing operations for hardware or software. We expect to be able to produce sufficient copies of ITLPACS software for licenses using the software duplication capabilities of our beta site equipment. In the unlikely event that demand for copies of ITLPACS exceeds our capacity to produce them, we believe that we could quickly and inexpensively obtain copies from a computer service bureau in our area. Any hardware we sell will be purchased fully assembled from the original equipment manufacturer. We intend to contract with third parties for any required customization of hardware supplied to our customers.





Insurance



      Prior to product launch, we intend to obtain product liability insurance coverage for claims arising from the use of ITLPACS if this is available on reasonable terms. We risk exposure to product liability claims if the use of our products is alleged to have caused harm to a patient. The claims might be made directly by patients or by medical organizations and medical personnel who face liability for care rendered in conjunction with the use of our products. There can be no assurance that the coverage obtained will be adequate to cover claims. Product liability insurance is becoming increasingly expensive. We may have problems:



            - maintaining such insurance,



            - obtaining additional insurance,



            - obtaining additional insurance at a reasonable cost, or



            - obtaining additional insurance in sufficient amounts to protect against losses which individually or in the aggregate could have a material adverse effect on our business.

      Under the terms of our executive employment agreements we are obligated to maintain term life insurance for the benefit of Drs. Ryon, and Phelps and Mr. Edwards each in the amount of $300,000, commencing after the completion of this offering, if this can be obtained on commercially reasonable terms.





Material Contracts



      In order to complete development of the ITLPACS while minimizing capital outlays, we have leased access to a sophisticated state-of-the-art computer hardware system containing the full complement of the equipment which the ITLPACS is intended to run on. We have access to this system under the terms of a facility usage and equipment lease agreement with Rockland Radiology Group, P.C., or Rockland, a privately-owned radiology facility operated by Kingston Diagnostic Radiology, P.C., which is wholly owned by Dr. Ryon.



      The agreement gives us the right to use approximately 450 square feet of office space in the Center for access to Kingston's computer system and other purposes during normal business hours for so long as the agreement remains in effect. The new owners of the Center have agreed to permit Image Technology to use the Center as a beta test-site and product demonstration site in the fiscal third quarter of 2000. We believe our need for office space will remain modest, even when we are fully staffed for 2000, due to the fact that most employees are expected to telecommute. Therefore we believe that we could replace our existing space in the Center quickly and inexpensively with no material impact on our business in the unlikely event of early termination of the agreement. The agreement has been approved by all the disinterested directors of Image Technology due to the potential for conflict of interest in relation to Dr. Ryon's ownership of Kingston and his obligations to use the leased equipment pursuant to the agreement.



      Through Dr. Ryon, Image Technology has access to Kingston's state-of-the art computer system in return for a license to use the ITLPACS software in Kingston's practice. If Image Technology were unable to access Kingston's equipment, Image Technology estimates that it would have to purchase or otherwise acquire access to approximately $400,000 of comparable equipment in order to complete product development.



      The Board of Directors considers the facility usage and equipment lease agreement to be on terms at least as favorable as could be obtained through arm's length bargaining with a disinterested third party.



Employees



      We presently have one full time employee, Dr. Phelps. Mr. Edwards has committed to devoting substantially all of his time to Image Technology upon completion of this offering.



Facilities



      Image Technology's principal executive office currently occupies approximately 450 square feet of leased space located at 167 Schwenk Drive, Kingston, NY 12401. Image Technology's telephone number is (914) 338-3366 and its facsimile number is (914)338-8880 .



      Image Technology believes that its current facilities will meet Image Technology's office needs until the closing of this offering, and that suitable facilities will be available when, and if needed, to accommodate Image Technology's future operations.



Legal Proceedings



      We are aware of no legal proceedings against Image Technology.

                                   MANAGEMENT



EXECUTIVE OFFICERS AND DIRECTORS



   Our executive officers and directors and their ages as of May 15, 2000 are as follows:



--------------------------------------------------------------------------------


Name                  Age     Title
----                  ---     -----
David Ryon            55      Director and Chairman of the Board of Directors,
                              President and Chief Executive Officer

Carlton T. Phelps     45      Director, Vice President of Finance and
                              Administration, Chief Financial Officer, Secretary
                              and Treasurer

Lewis M. Edwards      44      Director, Vice President of Research and
                              Development, Chief Technical Officer



   All directors of Image Technology hold office until the next annual meeting of shareholders or until their successors are elected and qualified. At present, Image Technology's Bylaws provide for not less than one director nor more than fifteen. Currently, there are three directors of Image Technology. The Bylaws permit the Board of Directors to fill any vacancy and such director may serve until the next annual meting of shareholders or until his successor is elected and qualified. Officers serve at the discretion of the Board of Directors. There are no family relationships among any officers or directors of Image Technology.



   DAVID RYON, MD, is a founder and principal stockholder of Image Technology and a co-developer of ITLPACS. He was appointed to the Board of Directors and appointed to serve as Image Technology's President and Chief Executive Officer in December 1997. Dr. Ryon is the founder of the Kingston Diagnostic Center in Kingston, New York. Dr. Ryon operated the Kingston Diagnostic Center as a sole proprietor from its inception in 1992 until the sale of the business to Rockland Radiological Group, P.C. in 1997. Dr. Ryon worked as a radiologist at the Kingston Hospital for five years before founding the Center. Dr. Ryon graduated as an M.D. cum laude from Albany Medical College in 1975 and served residencies in surgery and radiology at Albany Center Hospital. Among other post-graduate specialties, Dr. Ryon also trained as an Emergency Physician. Prior to becoming a physician, Dr. Ryon earned a B.S. in physics with high honors and an M.S. in engineering at the University of Rochester. He worked as an engineer in the medical systems division at General Electric after graduation where he gained experience in the patent process.



   CARLTON T. PHELPS, M.D. is a founder and principal stockholder of Image Technology and a co-developer of ITLPACS. He was appointed to the Board of Directors and appointed by the Board to serve as Image Technology's Vice-President of Finance and Administration, Chief Financial Officer, Secretary, and

Treasurer in December 1997. Dr. Phelps was Chief of Radiology at the Kingston Hospital where he served since May 1999. He is now employed full time by Image Technology. From 1996 to 1999 Dr. Phelps was employed by Kingston Diagnostic Radiology, P.C. From 1995 to 1996, Dr. Phelps served as Director of Radiology at Child's Hospital in Albany, New York. Prior to this time he served as assistant professor and section chief of musculoskeletal and emergency department radiology at Albany Medical College for thirteen years. Dr. Phelps graduated with an M.D. from the University of Vermont in 1980 and received his B.A. from Harvard University in 1976. He earned an executive MBA degree at Rensselear Polytechnic Institute in 1999.



   LEWIS M. EDWARDS is a founder and principal stockholder of Image Technology and a co-developer of ITLPACS. He was appointed to the Board of Directors and elected by the Board to serve as Image Technology's Vice President of Research and Development and Chief Technical Officer in December 1997. Mr. Edwards has served as a senior technical staff member at IBM since 1993. He is currently an architect and lead software designer for IBM's RS/6000 SP, a massive parallel processor. From 1982 to 1993 he served as the head of engineering for Graphic Systems Labs, a CAD/CAM Independent Business Unit start-up company within IBM. He is a member of the IEEE and ACM professional societies and a charter member of the Microsoft Developer Network. He has provided computer-consulting services to Boeing, General Motors, Chrysler, Ford and the Federal government's FAA and ATC teams. He holds a BSEE magna cum laude from Princeton University and an MSCE from Syracuse University.



Conflicts of Interest



   Management of Image Technology has other financial and business interest to which a significant amount of time is devoted that may pose certain inherent conflicts of interest. Image Technology has entered into employment agreement with Drs. Ryon and Phelps and Mr. Edwards. Dr. Phelps has joined, and Mr. Edwards has committed to joining, Image Technology on a full time basis upon completion of this offering. There can be no assurance that management will resolve all conflicts of interest in favor of Image Technology. Failure of management to conduct Image Technology's business in its best interest may result in liability of the management to Image Technology.



Limitation on Liability of Directors



   As permitted by Delaware law, Image Technology's Certificate of Incorporation includes a provision which provides that a director of Image Technology shall not be personally liable to Image Technology or its stockholders for monetary damages for a breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to Image Technology or its stockholders, (ii) under Section 174 of the General Corporation Law of the State of Delaware, which prohibits the unlawful payment of dividends or the unlawful repurchase or redemption of stock, or (iii) for any transaction from which the director derives an improper personal benefit. This provision is intended to afford directors protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of duty of care by a director. As a consequence of this provision, stockholders of Image Technology will be unable to recover monetary damages against directors for action taken by them which may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions . The provision, however, does not alter the applicable standards governing a director's fiduciary duty and does not eliminate or limit the right of Image Technology or any stockholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty. Image Technology believes this provision will assist in securing and retaining qualified persons to serve as directors.




                             EXECUTIVE COMPENSATION


Image Technology has not paid any compensation to its executive officers from its inception through December 31, 1999.



EMPLOYMENT AGREEMENTS



   On December 21, 1999, Image Technology entered into three-year employment agreements which became effective on January 1, 2000, with each of our three founders, David Ryon, Carlton T. Phelps and Lewis M. Edwards in an effort to ensure Image Technology of the continued employment of each officer in his current executive position with Image Technology.



   David Ryon was engaged as President and Chief Executive Officer of Image Technology, Carlton T. Phelps was engaged as Vice President, Chief Financial Officer, Secretary and Treasurer and Lewis M. Edwards was engaged as Vice President and Chief Technical Officer. Each has been signed to a three year contract which provides them with the following:



   o a minimum annual base salary of $150,000 payable in regular equal installments in accordance with our general payroll practices.



   o an annual performance bonus at the end of each calendar year as determined in good faith by the Board based upon its annually established goals.



   o participation in all retirement plans, health and other group insurance programs, stock option plans and other fringe benefit plans which we may now or hereafter in the Board of Directors' discretion make available generally to its executives or employees.



   o term life insurance in the amount of $300,000, short-term and long-term disability insurance in the amount of not less than 60% of base salary, unless such insurance is not available at commercially reasonable rates.



   o an automobile for business use in accordance with Image Technology's standard policy for senior executive officers.



STOCK OPTION PLAN



   In January 1998, Image Technology's stockholders ratified Image Technology's Stock Option Plan (the "Plan") whereby options for the purchase of up to 5,000,000 shares of Image Technology's common stock may be granted to key personnel in the form of incentive stock options and nonstatutory stock options, as defined under the Internal Revenue Code. Key personnel eligible for these awards include our employees, consultants and nonemployee directors. Under the Plan, the exercise price of all options must be at least 100% of the fair market value of our common shares on the date of grant. The exercise price of an incentive stock option granted to an optionee that holds more than ten percent of the combined voting power of all classes of stock of Image Technology must be at least 110% of the fair market value on the date of grant. The maximum term of any stock option granted may not exceed ten years from the date of grant and generally vest over three years.



   On January 1, 2000, we granted options under the plan to David Ryon, Carlton
T. Phelps and Lewis M. Edwards, our three founders, for the purchase of a total of 3,000,000 shares of its common stock at $.33 per share, approximately 110% of the fair market value on the date of grant, which are exercisable through December 31, 2009.



   No options were granted or exercised prior to January 1, 2000.

                     PRINCIPAL AND SELLING SECURITY HOLDERS



   The shares of common stock may be offered and sold from time to time by the shareholders or by their transferees, pledgees, donees or their successors pursuant to this prospectus. The following table sets forth certain information about the selling shareholders. Except as otherwise provided, none of the selling shareholders has, or within the past three years has had, any position, office or other material relationship with Image Technology or any of its predecessors or affiliates. Because some of the selling shareholders may offer all or some portion of the shares pursuant to this Prospectus, no estimate can be given as to the number of shares of common stock which will be held by the selling shareholders upon termination of any such sales.



   In addition, the table sets forth certain information concerning the beneficial ownership of our common stock as of the date of this prospectus, by
(i) each person known by us to be the beneficial owner of more than 5% of our common stock, (ii) each of our named executive officers, (iii) each of our directors, and (iv) all directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.



Security Ownership of Management



Name, Title and Address         Title of Class          Shares Beneficially                 Shares Beneficially
-----------------------         --------------
of beneficial owners                                    Owned Prior to Offering             Owned After Offering
--------------------                                    -----------------------             --------------------
                                                        Number            Percent           Number         Percent

David Ryon, M.D.                Common Stock            2,429,584         29 %              2,429,584      21.33 %
CEO, President
and Director                    Preferred Stock         500,000           33.33 %           500,000        33.33 %
167 Schwenk Drive
Kingston, New York
12401

Carlton T. Phelps, M.D.         Common Stock            2,429,583         29%               2,429,583      21.33 %
CFO, Secretary, Treasurer
and Director                    Preferred Stock         500,000           33.33%            500,000        33.33 %
167 Schwenk Drive
Kingston, New York
12401

Lewis M. Edward                 Common Stock            2,429,583         29%               2,429,583      21.33 %
Chief Technical Officer
and Director                    Preferred Stock         500,000           33.33%            500,000        33.33 %
167 Schwenk Drive
Kingston, New York
12401

All officers and directors      Common Stock            7,288,750         87%               7,288,750      64%
as a group                      Preferred Stock         1,500,000         100%              1,500,000      100%

   SELLING STOCKHOLDERS

       Name and Address         Common Shares      Number      Common Shares
       ----------------          Beneficially        of          Beneficially
                               Owned Prior to      shares   Owned After Offering
                                Offering (1)      offered   --------------------
                               --------------     -------
                               Number   Percent               Number     Percent
                               ------   -------               ------     -------

Gary Povill                      20,000    *        20,000       0          0
Jose Sotolongo                   20,000    *        20,000       0          0
Lewis E.  Whitten                14,000    *        14,000       0          0
Allen McDowell                   50,000    *        50,000       0          0
Kimberly Bruno                   50,000    *        50,000       0          0
Thomas & Deborah Stellato        30,000    *        30,000       0          0
Stephen Hermele                  33,333    *        33,333       0          0
Mary Whitten                     14,000    *        14,000       0          0
Ruth Smith                       10,000    *        10,000       0          0
Calhoun Smith                    10,000    *        10,000       0          0
Todd Richard Norell              30,000    *        30,000       0          0
John Norell                      30,000    *        30,000       0          0
David Norell                     30,000    *        30,000       0          0
Richard V. Norell                30,000    *        30,000       0          0
Helga Christiansen               10,000    *        10,000       0          0
Brian Flynn                      20,000    *        20,000       0          0
Patricia Fahey                   20,000    *        20,000       0          0
Whitten Family Trust             20,000    *        20,000       0          0
Charles Segal                    66,666    *        66,666       0          0
Alexander Varga                  50,000    *        50,000       0          0
Rose Whitten                     20,000    *        20,000       0          0
Stanley Whitten                  20,000    *        20,000       0          0
William Poppe                    20,000    *        20,000       0          0
Balallan Limited                 66,666    *        66,666       0          0
RNR 1999 Trust                   66,666    *        66,666       0          0
First York Partners, Inc.        66,666    *        66,666       0          0
Patricia A.  Meding              66,666    *        66,666       0          0
Forte Communications, Inc.       66,666    *        66,666       0          0
Marketview Financial Group,      66,666    *        66,666       0          0
Inc.
Clara Chudow                     20,000    *        20,000       0          0
Joseph Popolo                    34,000    *        34,000       0          0
Jacquelyn and Charles Measure   106,000   1.3%     106,000       0          0
Alfred Frontera                  33,333    *        33,333       0          0
Leslie & Phyllis Whitten         20,000    *        20,000       0          0
Cosmas Skaife                    14,000    *        14,000       0          0
Robert Ricken                    10,000    *        10,000       0          0
Richard J. Goldman               10,000    *        10,000       0          0
Blue Creek Ventures, LLC        233,333   2.8%     233,333       0          0
Barry & Kathleen Herbert         10,000    *        10,000       0          0
Bonnie St. John                  20,000    *        20,000       0          0
Amy Pappa                        34,000    *        34,000       0          0
Lauren Suzanne Measure           13,400    *        13,400       0          0
Jill Measure                     13,400    *        13,400       0          0
Michael Lang                     10,000    *        10,000       0          0
Robert Oakes                    250,000   2.9%     250,000       0          0
Bondy & Schloss LLP             250,000   3.0%     250,000       0          0
* Indicates less than 1%.



(1) Fifty percent of each reported number represents warrants to purchase shares of common stock exercisable within sixty days of the date of this prospectus, except with respect to Robert Oakes as to whom the entire 250,000 reported represents warrants to purchase shares of common stock exercisable within sixty days of the date of this prospectus and Bondy & Schloss LLP as to which the entire 250,000 reported represents shares of common stock.




                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS




      Kingston Diagnostic Radiology, P.C., or Kingston, which is wholly owned by Dr. Ryon, leases the use of its equipment to Image Technology on a non-exclusive basis in exchange for a limited license to use ITLPACS at the Center. We are party to a facility usage and equipment lease agreement with Rockland Radiology Group, P.C., or Rockland, a privately-owned radiology facility operated by Kingston. Mid-Rockland Imaging, the new owners of the Center have agreed to allow the use of the Center as a demonstration site. Through Dr. Ryon, Image Technology has access to Kingston's state-of-the art computer system in return for a license to use the ITLPACS software in Kingston's practice. If Image Technology were unable to access Kingston's equipment, Image Technology estimates that it would have to purchase or otherwise acquire access to approximately $400,000 of comparable equipment in order to complete product development. We believe that the terms of these agreements are at least as favorable to us as any terms we could have obtained from arms-length negotiations with unrelated third parties.



                            DESCRIPTION OF SECURITIES



      Our authorized capital stock consists of 50,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of May 15, 2000, there were outstanding 8,338,750 shares of common stock and 1,500,000 shares of preferred stock.



Common Stock



   Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of the common stock do not have cumulative voting rights, and therefore the holders of a majority of the shares of common stock voting for the election of directors may elect all of our directors standing for election. Subject to preferences which may be applicable to the holders of any outstanding shares of preferred stock, the holders of common stock are entitled to receive such lawful dividends as may be declared by the Board of Directors. In the event of a liquidation, dissolution or winding up of the affairs of Image Technology, whether voluntary or involuntary, and subject to the rights of the holders of any outstanding shares of preferred stock, the holders of shares of common stock shall be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders. The common stock has no preemptive, redemption, conversion or subscription rights. All outstanding shares of common stock are, and the shares of common stock to be issued pursuant to this offering will be, fully paid and non-assessable. The issuance of common stock or of rights to purchase common stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.



Preferred Stock



   The Board of Directors is authorized, subject to limitations prescribed by Delaware law, to provide for the issuance of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the voting powers, designations, preferences and rights, and the restrictions of those preferences and rights, of the shares of each such series and to increase, but not above the total number of authorized shares of preferred stock, or decrease, but not below the number of shares of such series then outstanding, the number of shares of any such series without further vote or action by the stockholders. The board is authorized to issue preferred stock with voting, conversion, and other rights and preferences which could adversely affect the voting power or other rights of the holders of common stock. On January 7, 2000 we issued 1,500,000 shares of preferred stock to our three founders in connection with the commencement of their employment contracts on January 1, 2000. The preferred shares have rights to dividends, rights with respect to liquidation and other rights equivalent to those of holders of our common stock.



Warrants



   Each Investor Warrant entitles the holder to purchase one share of common stock at an exercise price of $0.50 per share. Unless previously redeemed, the Investor Warrants are exercisable at any time commencing on the date of this prospectus for a period of one year. The Investor Warrants included in the units offered hereby are transferable separately from the common stock. The Investor Warrants are subject to redemption by Image Technology at $.05 per warrant if the common stock closing bid price exceeds $2.00 for 10 consecutive trading days ending within 15 days of the date as of which the notice of redemption is given. Holders of the Investor Warrants will automatically forfeit their rights to purchase the shares of common stock issuable under such warrants unless the warrants are exercised before the close of business on the business day immediately prior to the date set for redemption. All of the outstanding warrants of a class must be redeemed if any of that class are redeemed. A notice of redemption shall be mailed to each registered holder of Investor Warrants by first class mail, postage prepaid, upon 30 days' notice before the date fixed for redemption. The notice of redemption shall specify the redemption price, the date fixed for redemption, the place where the Warrant certificates shall be delivered and the redemption price to be paid, and that the right to exercise the Investor Warrants shall terminate at 5:00 p.m., New York City time, on the business day immediately preceding the date fixed for redemption.



   The Investor Warrants may be exercised upon surrender of the certificate(s) therefor on or prior to the expiration or the redemption date at the offices of Image Technology's warrant agent with the subscription form on the reverse side of the certificate(s) completed and executed as indicated, accomplished by payment, in the form of a certified check payable to the order of Image Technology Laboratories, Inc., of the full exercise price for the number of Warrants being exercised.



   The Investor Warrants contain provisions which protect the holders against dilution by adjustment of the exercise price per share and the number of shares issuable upon exercise upon the occurrence of certain events, including issuances of common stock, or securities convertible, exchangeable or exercisable into common stock, at less than market value, stock dividends, stock splits, mergers, sale of substantially all of Image Technology's assets, and for other extraordinary events; provided, however, that no such adjustment shall be made upon, among other things (i) the issuance or exercise of options or other securities under any stock option or other benefit plan offered to employee, officers or directors of Image Technology, (ii) the sale or exercise of outstanding options or warrants or the Investor Warrants offered by this prospectus, or (iii) the conversion of shares of Image Technology's preferred stock to common stock.



   Image Technology is not required to issue fractional shares of common stock, and instead will make a cash payment based upon the current market value of such fractional shares. The holders of the Investor Warrants will not possess any rights as shareholders of Image Technology unless and until such warrants have been exercised for shares of common stock.

Anti-takeover Effects of Provisions of Our Charter, Our By-laws and Delaware Law



   Our charter and by-laws contain provisions which could discourage potential takeover attempts and make more difficult the acquisition of a substantial block of the common stock. Our charter authorizes the directors to issue, without stockholder approval, shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and rights, and the restrictions of those preferences and rights, of the shares of each such series. Our charter provides that stockholders may act only at meetings of stockholders and not by written consent in lieu of a stockholders' meeting. Our by-laws provide that nominations for directors may not be made by stockholders at any annual or special meeting thereof unless the stockholder intending to make a nomination notifies us of its intentions a specified number of days in advance of the meeting and furnishes to us information regarding itself and the intended nominee. Our by-laws also provide that special meetings of our stockholders may be called only by the President and must be called by the President or the Secretary at the written request of a majority of the directors. Our by-laws also require a stockholder to provide to our Secretary advance notice of business to be brought by such stockholder before any stockholder meeting as well as information regarding the stockholder and others known to support the proposal and any material interest they may have in the proposed business. These provisions could delay stockholder actions which are favored by the holders of a majority of the outstanding stock until the next stockholders' meeting. These provisions may also discourage another person or entity from making a tender offer for our common stock, because the person or entity, even after acquiring a majority of the outstanding stock, could only take action at a duly called stockholders' meeting and not by written consent.



   We are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless;



   -prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;



   -upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or



   -on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. The application of Section 203 may limit the ability of stockholders to approve a transaction which they may deem to be in their best interests.

   Section 203 defines "business combination" to include (a) any merger or consolidation involving the corporation and the interested stockholder; (b) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder; (c) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (d) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (e) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person associated with, affiliated with, controlling or controlled by such entity or person.



LIMITATION OF LIABILITY AND INDEMNIFICATION



   Our charter provides that no director shall be personally liable to us or to any stockholder for monetary damages arising out of such director's breach of fiduciary duty, except to the extent that the elimination or limitation of liability is not permitted by Delaware law. The Delaware law, as currently in effect, permits charter provisions eliminating the liability of directors for breach of fiduciary duty, except that such provisions do not eliminate or limit the liability of directors for (a) any breach of the director's duty of loyalty to a corporation or its stockholders, (b) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) any payment of a dividend or approval of a stock purchase which is illegal under
Section 174 of the Delaware General Corporation Law or (d) any transaction from which the director derived an improper personal benefit. A principal effect of this provision of our charter is to limit or eliminate the potential liability of our directors for monetary damages arising from any breach of their duty of care, unless the breach involves one of the four exceptions described in (a) through (d) above.



   Our charter and by-laws further provide for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.



                          TRANSFER AGENT AND REGISTRAR



   The transfer agent and registrar for the common stock is Continental Stock Transfer & Trust Company.



                              PLAN OF DISTRIBUTION



Offering Will Be Sold By Our Founders



    We are offering a minimum of 1,500,000 units, each unit consisting of one share of our common stock and one warrant to purchase one share of our common stock at an exercise price of $0.50 per share, on a "best efforts, all or none" basis and a maximum of 3,000,000 units on a "best efforts" basis. The offering price is $0.40 per unit. The offering shall terminate on the earlier of the sale of all of the units offered or October 15, 2000, unless extended for an additional ninety days in our sole discretion or unless earlier terminated by us after the minimum amount has been sold.

    The minimum investment for each investor is 1,000 Units, or $400 . The payment by each prospective investor of $0.40 per unit will be placed, together with the payments of other prospective investors, in a non-interest bearing, segregated escrow account with Bondy & Schloss LLP, as escrow agent, until the subscription of such investor is accepted by Image Technology. Image Technology reserves the right to reject any subscription in whole or in part. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them. If at least 1,500,000 units have not been sold by October 15, 2000, which date may be extended for up to an additional ninety days by Image Technology, Bondy & Schloss LLP will return to each prospective investor the full amount of his or her cash payment, without interest or deduction.



    We will sell the shares we are offering through our founders, Drs. Ryon and Phelps and Mr. Edwards, who are our officers and directors. The founders will receive no commission from the sale of any shares. They will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. The conditions are that:



    1. The person is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and



    2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and



    3. The person is not at the time of their participation, an associated person of a broker-dealer; and



    4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) does not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).



    Drs. Ryon and Phelps and Mr. Edwards are not subject to disqualification, are not being compensated, and are not associated with a broker-dealer. They are and will continue to be our officers and directors at the end of the offering and, have not been during the last twelve months and are not currently, a broker/dealer or associated with a broker/dealer. They have not during the last twelve months, and will not in the next twelve months, offer or sell securities for another corporation.



    Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and in a possible investment in the offering.

Procedures for Subscribing



      If you decide to subscribe for any shares in this offering, you must:



            1. execute and deliver a subscription agreement



            2. deliver a check or certified funds to us for acceptance or rejection.



      All checks for subscriptions must be made payable to "Bondy & Schloss LLP, as Escrow Agent."



      The shares offered by this prospectus on behalf of the selling stockholders, who consist of the persons identified as offering shares under "Principal and Selling Stockholders" above and those persons' pledgees, donees, transferees or other successors in interest, may be sold from time to time by the selling stockholders. The selling stockholders may sell the shares in the over-the-counter markets or otherwise, at market prices or at negotiated prices. They may sell shares by one or a combination of the following:



            - a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;



            - purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus; and



            - ordinary brokerage transactions and transactions in which a broker solicits purchasers.



      In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling stockholders in amounts to be negotiated prior to the sale. The selling stockholders and any broker-dealers which participate in the distribution may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any proceeds or commissions received by them, and any profits on the resale of shares sold by broker-dealers, may be deemed to be underwriting discounts and commissions.



      If any selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file, a prospectus supplement, if required pursuant to the Securities Act, setting forth:



            - the name of each of the participating broker-dealers,



            - the number of shares involved,



            - the price at which the shares were sold,

            - the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable,



            - a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and



            - any other facts material to the transaction.



      Image Technology will not receive any of the proceeds of shares sold by the selling stockholders.



                         SHARES ELIGIBLE FOR FUTURE SALE



      Upon completion of this offering, assuming all of the shares are purchased, Image Technology will have outstanding 11,338,750 shares of Common Stock, assuming no exercise or conversion of any convertible debt, warrants or options outstanding or offered in the units. Of these shares, only the 4,050,000 shares offered in this offering will be freely tradable without restriction, except for restrictions imposed by certain state regulatory authorities, or registration under the Securities Act, except that any shares purchased by an "affiliate" of Image Technology, as defined in the rules and regulations promulgated under the Securities Act, will be subject to the resale limitations under Rule 144 under the Securities Act. The remaining 7,288,750 shares of outstanding Common Stock were issued and sold by Image Technology in private transactions in reliance upon exemptions from registration under the Act. Such shares may be sold only pursuant to an effective registration statement filed by Image Technology or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Act.



      In general, under Rule 144 as currently in effect, a shareholder, including an affiliate of Image Technology may sell shares of Common Stock after at least one year has elapsed since such shares were acquired from Image Technology or an affiliate of Image Technology. The number of shares of Common Stock which may be sold within any three-month period is limited to the greater of: (i) one percent of the then outstanding Common Stock or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144.



       Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not an affiliate of Image Technology (and who has not been an affiliate of Image Technology for 90 days prior to the sale) and who has beneficially owned shares acquired from Image Technology or an affiliate of Image Technology for over two years may resell the shares of Common Stock without compliance with the foregoing requirements under Rule 144.



      No predictions can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock, or the perception that such sales may occur, could have a material adverse effect on prevailing market prices.

                                  LEGAL MATTERS



            Bondy & Schloss LLP, New York, New York, has advised us with respect to the validity of the securities offered by this prospectus. Bondy & Schloss LLP owns 250,000 shares of common stock of the Company.



                                     EXPERTS



            The financial statements of Image Technology as of December 31, 1999 and 1998 and for the years then ended and for the period from January 1, 1998 (date of inception) to December 31, 1999 included in this Prospectus have been audited by J.H. Cohn LLP, independent public accountants, as stated in their report appearing elsewhere herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



                       WHERE YOU CAN FIND MORE INFORMATION



            We have filed a registration statement on Form SB-2 with the SEC for our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement or incorporated herein by reference for the copies of the actual contract, agreement or other document. Following this offering we will be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.



            You can read our SEC filings, including the registration statement, over the Internet at the SEC's Web site at HTTP://WWW.SEC.GOV. You may also read and copy any document we file with the SEC at its public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Thirteenth Floor, New York, New York 10048. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                          Index to Financial Statements

                                                                           PAGE

Report of Independent Public Accountants                                    F-2

Balance Sheets
   December 31, 1999 and 1998                                               F-3

Statements of Operations
   Years Ended December 31, 1999 and 1998 and Period From
   January 1, 1998 (Date of Inception) to December 31, 1999                 F-4

Statements of Stockholders' Equity
   Years Ended December 31, 1999 and 1998 and Period From
   January 1, 1998 (Date of Inception) to December 31, 1999                 F-5

Statements of Cash Flows
   Years Ended December 31, 1999 and 1998 and Period From
   January 1, 1998 (Date of Inception) to December 31, 1999                 F-6

Notes to Financial Statements                                             F-7/12

Condensed Balance Sheet
   March 31, 2000 (Unaudited)                                               F-13

Condensed Statements of Operations
   Three Months Ended March 31, 2000 and 1999 and Period From
   January 1, 1998 (Date of Inception) to March 31, 2000 (Unaudited)        F-14

Condensed Statement of Stockholders' Equity
   Three Months Ended March 31, 2000 (Unaudited)                            F-15

Condensed Statements of Cash Flows
   Three Months Ended March 31, 2000 and 1999 and Period From
   January 1, 1998 (Date of Inception) to March 31, 2000 (Unaudited)        F-16

Notes to Condensed Financial Statements (Unaudited)                      F-17/19


                                      * * *

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                    ----------------------------------------

To the Board of Directors and Stockholders
Image Technology Laboratories, Inc.


We have audited the accompanying balance sheets of Image Technology Laboratories, Inc. (A Development Stage Company) as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity and cash flows for the years then ended and for the period from January 1, 1998 (date of inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Image Technology Laboratories, Inc. as of December 31, 1999 and 1998, and its results of operations and cash flows for the years then ended and for the period from January 1, 1998 (date of inception) to December 31, 1999, in conformity with generally accepted accounting principles.

                                                J.H. COHN LLP



Roseland, New Jersey
March 3, 2000

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                                 Balance Sheets
                           December 31, 1999 and 1998

                           ASSETS                                1999         1998
                           ------                             ----------   ---------

Current assets - cash                                         $       24   $     657

Capitalized software costs                                         2,186       2,186
Deferred private placement costs                                   5,000
                                                              ----------   ---------

       Totals                                                 $    7,210   $   2,843
                                                              ==========   =========


           LIABILITIES AND STOCKHOLDERS' EQUITY
           ------------------------------------

Current liabilities - notes payable to stockholders           $    5,100   $      -
                                                              ----------   ---------


Commitments

Stockholders' equity:
   Preferred stock, par value $.01 per share; 5,000,000
     shares authorized; none issued                                   -           -
   Common stock, par value $.01 per share; 50,000,000
     shares authorized; 7,288,750 shares (as adjusted
     for 389 for 1 stock split affected in January
     2000) and 18,750 shares issued and outstanding               72,887         187

   Additional paid-in capital                                    (51,637)     21,063
   Deficit accumulated in the development stage                  (19,140)    (18,407)
                                                              ----------   ---------
       Total stockholders' equity                                  2,110       2,843
                                                              ----------   ---------

       Totals                                                 $    7,210   $   2,843
                                                              ==========   =========




See Notes to Financial Statements.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                            Statements of Operations
                     Years Ended December 31, 1999 and 1998
                         and Period From January 1, 1998
                    (Date of Inception) to December 31, 1999

                                                                   1999        1998     Cumulative
                                                                   ----        ----     ----------

Revenues                                                         $     -    $      -     $      -

General and administrative expenses                                  733       18,407      19,140
                                                               ---------    ---------    --------

Net loss                                                        $   (733)    $(18,407)   $(19,140)
                                                                ========     ========    ========

Basic net loss per share                                          $   -      $    -     $    -
                                                                  ======     ========   =========

Basic weighted average shares outstanding (as
   (adjusted for 389 for 1 stock split affected in
   January 2000)                                                7,288,750   7,288,750   7,288,750
                                                                =========   =========   =========




See Notes to Financial Statements.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                       Statements of Stockholders' Equity
                     Years Ended December 31, 1999 and 1998
                         and Period From January 1, 1998
                    (Date of Inception) to December 31, 1999



                                                                                   Addi-                            Total
                                                       Common Stock               tional            Accum-          Stock-
                                                    Number                        Paid-in           ulated         holders'
                                                  of Shares       Amount          Capital           Deficit         Equity
                                                 -----------     -------          ---------       -----------     -----------

Issuance of shares effective as of
    January 1,1998 to founders                        18,750     $    187         $ 21,063                          $21,250

Net loss                                                                                            $(18,407)       (18,407)
                                                   ---------      -------        ---------         ---------      ---------

Balance, December 31, 1998                            18,750          187           21,063           (18,407)         2,843

Net loss                                                                                                (733)          (733)
                                                   ---------      -------        ---------         ---------      ---------

Balance, December 31, 1999                            18,750          187           21,063           (19,140)         2,110

Adjustments for 389 for 1 stock
    split affected in January 2000                 7,270,000       72,700          (72,700)
                                                   ---------      -------        ---------         ---------      ---------

Balance, December 31, 1999 as

    adjusted                                       7,288,750      $72,887         $(51,637)        $ (19,140)      $  2,110
                                                   =========      =======         ========         =========       ========








See Notes to Financial Statements.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                            Statements of Cash Flows
                     Years Ended December 31, 1999 and 1998
                        and Period From January 1, 1998
                    (Date of Inception) to December 31, 1999



                                                                                  1999              1998       Cumulative
                                                                                ---------        ----------    ----------

Operating activities - net loss                                                 $   (733)         $(18,407)       $(19,140)
                                                                                --------          --------        --------

Investing activities - software costs capitalized                                                   (2,186)         (2,186)
                                                                                                  --------        --------

Financing activities:
    Proceeds from issuance of notes payable to
       stockholders                                                                5,100                             5,100
    Proceeds from issuance of common stock                                                          21,250          21,250
    Payments of deferred private placement costs                                  (5,000)                           (5,000)
                                                                                --------          --------        --------
          Net cash provided by financing activities                                  100            21,250          21,350
                                                                                --------          --------        --------

Net increase (decrease) in cash                                                     (633)              657              24

Cash, beginning of period                                                            657                -               -
                                                                                --------          --------        --------

Cash, end of period                                                            $      24        $      657     $        24
                                                                               =========        ==========     ===========





See Notes to Financial Statements.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements



Note 1 - Business:

          Image Technology Laboratories, Inc. (the "Company") was incorporated on December 5, 1997 and commenced operations on January 1, 1998. The Company is in the process of developing picture archiving and communications software, known in the medical industry as "PACS," which will be used to input diagnostic images in digital format from original imaging sources and to store, print and display those images. Such software is used in the management of medical diagnostic images by hospitals, health maintenance organizations, group medical practices and individual radiologists to increase accuracy, reduce costs and boost productivity.

          As of December 31, 1999, the Company had not generated any revenues from operations and, accordingly, it was still in the "development stage." Management does not expect the Company to generate any revenues from its planned operations prior to the first quarter of the year ending December 31, 2001.

Note 2 - Summary of significant accounting policies:

          Use of estimates:
            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

          Software and software development costs:
            The costs of purchased software that is ready for use is capitalized.

            Pursuant to Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," and Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," the Company is required to charge the costs of creating a computer software product to research and development expense as incurred until the technological feasibility of the product has been established; thereafter, all related software development and production costs are required to be capitalized.

            Commencing upon the initial release of a product, capitalized software development costs and any costs of related purchased software are generally required to be amortized over the estimated economic life of the product based on current and estimated future revenues. Thereafter, capitalized software development costs and costs of purchased software are reported at the lower of unamortized cost or estimated net realizable value. Due to the inherent technological changes in the software development industry, estimated net realizable values or economic lives may decline and, accordingly, the amortization period may have to be accelerated.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements

Note 2 - Summary of significant accounting policies (continued):

          Software development costs (concluded):
            Charges to research and development expenses for software development costs incurred prior to the establishment of technological feasibility were not material in 1999 and 1998.

          Start-up and organization costs:
            The Company accounts for start-up and organization costs pursuant to the provisions of Statement of Position No. 98-5, "Reporting on the Costs of Start-up Activities" ("SOP 98-5"), which requires such costs to be expensed as incurred. The Company charged start-up costs of $18,245 to general and administrative expenses during 1998.

          Impairment of long-lived assets:
            The Company has adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). Under SFAS 121, impairment losses on long-lived assets, such as goodwill and capitalized software costs, are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses are then measured by comparing the fair value of assets to their carrying amounts.

          Income taxes:
            The Company accounts for income taxes pursuant to the asset and liability method which requires deferred income tax assets and liabilities to be computed annually for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The income tax provision or credit is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

          Net earnings (loss) per share:
            The Company presents "basic" earnings (loss) per share and, if applicable, "diluted" earnings per share pursuant to the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). Basic earnings (loss) per share is calculated by dividing net income or loss by the weighted average number of shares outstanding during each period. The calculation of diluted earnings per share is similar to that of basic earnings per share, except that the denominator is increased to include the number of additional shares that would have been outstanding if all potentially dilutive shares, such as those issuable upon the exercise of stock options, were issued during the period. The Company did not have any potentially dilutive shares outstanding during 1999 and 1998.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements

Note 2 - Summary of significant accounting policies (concluded):

          Net earnings (loss) per share (concluded):
            The 7,288,750 weighted average shares outstanding for 1999, 1998 and the period from January 1, 1998 to December 31, 1999 shown in the accompanying statements of operations have been retroactively adjusted for a 389 for 1 stock split that was affected on January 7, 2000 (see Notes 5 and 10).

          Stock options:
            In accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), the Company will recognize compensation costs as a result of the issuance of stock options to employees based on the excess, if any, of the fair value of the underlying stock at the date of grant or award (or at an appropriate subsequent measurement date) over the amount the employee must pay to acquire the stock. Therefore, the Company will not be required to recognize compensation expense as a result of any grants of stock options at an exercise price that is equivalent to or greater than fair value. The Company will also make pro forma disclosures, as required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), of net income or loss as if a fair value based method of accounting for stock options had been applied instead if such amounts differ materially from the historical amounts.

          Recent accounting pronouncements:
            The Financial Accounting Standards Board and the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants had issued certain accounting pronouncements as of December 31, 1999 that will become effective in subsequent periods; however, management of the Company does not believe that any of those pronouncements would have significantly affected the Company's financial accounting measurements or disclosures had they been in effect during 1999 and 1998; however, management of the Company does not believe that any of those pronouncements would have significantly affected the Company's financial accounting measurements or disclosures had they been in effect during 1999 and 1998 or will significantly affect the Company's financial accounting measurements or disclosures at the time they become effective.

Note 3 - Deferred private placement costs:

          As of December 31, 1999, the Company had deferred costs of $5,000 related to sales of units of common stock and warrants through a private placement exempt from registration under the Securities Act of 1933. The deferred costs will be charged to additional paid-in capital in connection with the consummation of the sale of units on February 4, 2000 (see Note 10).

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements

Note 4 - Note payable to stockholders:

          The Company had notes payable to stockholders with a principal balance of $5,100 at December 31, 1999 that were noninterest bearing and due on demand.

Note 5 - Stockholders' equity:

          As of December 31, 1999, the Company was authorized to issue up to 5,000,000 shares of preferred stock with a par value of $.01 per share. No shares of preferred stock had been issued as of December 31, 1999. Under the Company's Articles of Incorporation, the Board of Directors, within certain limitations and restrictions, can fix or alter preferred stock dividend rights, dividend rates, conversion rights, voting rights and terms of redemption including price and liquidation preferences (see Note 10).

          As of December 31, 1999, the Company was also authorized to issue up to 50,000,000 shares of common stock with a par value of $.01 per share. As of that date, it had issued 18,750 shares of common stock, or the equivalent of 7,288,750 shares as adjusted for the 389 for 1 stock split that was affected on January 7, 2000 (see Note 10), to its founding stockholders for total cash consideration of $21,250 in January 1998.

Note 6 - Income taxes:

          As of December 31, 1999, the Company had net operating loss carryforwards of approximately $19,000 available to reduce future Federal taxable income which, if not used, will expire at various dates through 2019. The Company had no other material temporary differences as of that date. Due to the uncertainties related to, among other things, the future changes in the ownership of the Company, which could subject those loss carryforwards to substantial annual limitations, and the extent and timing of its future taxable income, the Company offset the deferred tax assets attributable to the potential benefits of approximately $7,600 from the utilization of those net operating loss carryforwards by an equivalent valuation allowance as of December 31, 1999.

          The Company had also offset the potential benefits from net operating loss carryforwards of approximately $7,200 by an equivalent valuation allowance as of December 31, 1998. Although the Company had pre-tax losses in each period, no credits for income taxes are included in the accompanying statements of operations as a result of the increases in the valuation allowance of $400 and $7,200 in 1999 and 1998, respectively.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements

Note 7 - Fair value of financial statements:

          The Company's financial instruments at December 31, 1999 consisted of cash and notes payable to stockholders. In the opinion of management, cash was carried at fair value because of its liquidity. Because of the relationship of the Company and its stockholders, there is no practical method that can be used to determine the fair value of the notes payable to stockholders.

Note 8 - Stock option plan:

          In January 1998, the Company's stockholders ratified the Company's Stock Option Plan (the "Plan") whereby options for the purchase of up to 5,000,000 shares of the Company's common stock may be granted to key personnel in the form of incentive stock options and nonstatutory stock options, as defined under the Internal Revenue Code. Key personnel eligible for these awards include employees of the Company, consultants to the Company and nonemployee directors of the Company. Under the Plan, the exercise price of all options must be at least 100% of the fair market value of the Company's common shares on the date of grant (the exercise price of an incentive stock option granted to an optionee that holds more than ten percent of the combined voting power of all classes of stock of the Company must be at least 110% of the fair market value on the date of grant). The maximum term of any stock option granted may not exceed ten years from the date of grant and generally vest over three years.

          Since the Company has elected to use the provisions of APB 25 in accounting for stock options, no earned or unearned compensation cost will be recognized in the financial statements for stock options granted to employees at exercise prices that are equal to or greater than the fair market value of the Company's common stock on the date of grant. Instead, the Company will make the pro forma disclosures required by SFAS 123 of net income of loss as if a fair value based method of accounting for stock options had been applied if such pro forma amounts differ materially from the historical amounts.

Note 9 - Employment agreements:

          During December 1999, the Company entered into employment agreements with its three founders that became effective on January 1, 2000 and obligate the Company to make annual aggregate payments of $450,000 in the years ending December 31, 2000, 2001 and 2002. The founders provided significant services to the Company from its inception on January 1, 1998 through December 31, 1999 for which they were not compensated.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements

Note 10- Subsequent events:

          Stock split:
            On January 7, 2000, the Company affected a 389 to 1 split of its outstanding common stock that had been approved by its Board of Directors on December 23, 1999. The numbers of shares and prices per share in the accompanying financial statements and these notes have been retroactively restated for the effects of the split.

          Issuance of preferred stock to founders:
            On January 7, 2000, the Board of Directors authorized the issuance of a total of 1,500,000 shares of preferred stock to the three founders of the Company in conjunction with the commencement of their employment contracts on January 1, 2000 (see Note 9). The preferred shares will have rights to dividends, rights with respect to liquidation and other rights equivalent to those of holders of the Company's common stock, including one vote for each share held on all matters to be voted on by the Company's stockholders. The preferred shares were valued at $.30 per share based on the price of units that the Company was offering for sale through the private placement that was completed on February 4, 2000 described below. The aggregate fair value of the preferred shares of $450,000 will be charged to the Company's results of operations over the terms of the respective employment contracts.

          Issuance of stock options:
            On January 1, 2000, the Company granted options to its founders for the purchase of a total of 3,000,000 shares of its common stock at $.33 per share (approximately 110% of the fair market value on the date of grant) that are exercisable through December 31, 2009.

          Private placement of units:
            On February 4, 2000, the Company completed a private placement of 800,000 units, at $.30 per unit, that was exempt from registration under the Securities Act of 1933 and received proceeds of $240,000 before related estimated costs of $60,000. Each unit was comprised of one share of common stock and one warrant. Each warrant gives the holder the right to purchase one share of common stock at the initial exercise price of $.40 per share and expires one year from the date of issuance.

                                      * * *

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                             Condensed Balance Sheet
                                 March 31, 2000
                                   (Unaudited)

                                     ASSETS

Current assets:
   Cash                                                               $ 119,396
   Prepaid professional fees                                             60,000
                                                                      ---------
       Total current assets                                             179,396

Capitalized software costs                                                2,186
                                                                      ---------

       Total                                                          $ 181,582
                                                                      =========

                    LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accrued compensation payable to stockholders                       $ 112,500
   Notes payable to stockholders                                          5,200
                                                                      ---------
       Total liabilities                                                117,700
                                                                      ---------

Commitments

Stockholders' equity:
   Preferred stock, par value $.01 per share; 5,000,000 shares
     authorized; 1,500,000 shares issued                                 15,000
   Common stock, par value $.01 per share; 50,000,000 shares
     authorized; 8,338,750 shares issued and outstanding                 83,387
   Additional paid-in capital                                           627,863
   Unearned compensation                                               (412,500)
   Deficit accumulated during the development stage                    (249,868)
                                                                      ---------
       Total stockholders' equity                                        63,882
                                                                      ---------

       Total                                                          $ 181,582
                                                                      =========






See Notes to Condensed Financial Statements.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                       Condensed Statements of Operations
                   Three Months Ended March 31, 2000 and 1999
                         and Period From January 1, 1998
                      (Date of Inception) to March 31, 2000
                                   (Unaudited)


                                                           2000             1999          Cumulative
                                                           ----             ----          ----------

Revenues                                                    $  -             $   -          $      -

Research and development expenses                         150,000                             150,000

General and administrative expenses                        80,728               112            99,868
                                                        ---------            ------         ---------

Net loss                                                $(230,728)           $ (112)        $(249,868)
                                                        =========            ======         =========

Basic net loss per share                                    $(.03)           $    -             $(.03)
                                                            =====            ======             =====

Basic weighted average shares outstanding               9,207,340         7,288,750         7,348,550
                                                        =========         =========         =========




See Notes to Condensed Financial Statements.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                    Condensed Statement of Stockholders' Equity
                        Three Months Ended March 31, 2000
                                   (Unaudited)


                                     Preferred Stock          Common Stock
                                  ---------------------   --------------------     Addi-                                    Total
                                    Number                  Number                 tional      Unearned        Accumu-      Stock-
                                      of                      of                  Paid-in       Compen-        lated       holders'
                                   Shares       Amount      Shares      Amount    Capital       sation         Deficit      Equity
                                  ---------    --------   ----------    ------  -----------   ------------  ------------- ----------

Balance, January 1, 2000                                   7,288,750   $72,887     $(51,637)                 $ (19,140)    $  2,110

Effects of issuance of pre-
     ferred stock in exchange
     for services                 1,500,000     $15,000                             435,000    $(450,000)

Effects of issuance of com-
     mon stock in exchange
     for services                                            250,000     2,500       72,500                                  75,000

Sales of units of common
     stock and warrants
     through private place-
     ment, net of expenses
     of $60,000                                              800,000     8,000      172,000                                 180,000

Amortization of unearned
     compensation                                                                                 37,500                     37,500

Net loss                                                                                                      (230,728)    (230,728)
                                  ---------    -------     ---------   -------     --------    ---------     ---------     --------

Balance, March 31, 2000           1,500,000    $15,000     8,338,750   $83,387     $627,863    $(412,500)    $(249,868)    $ 63,882
                                  =========    =======     =========   =======     ========    =========     =========     ========





See Notes to Condensed Financial Statements.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                         Condensed Statements of Cash Flows
                     Three Months Ended March 31, 2000 and 1999
                         and Period From January 1, 1998
                      (Date of Inception) to March 31, 2000
                                   (Unaudited)



                                                                                  2000             1999        Cumulative
                                                                               -----------       --------      ----------

Operating activities:
     Net loss                                                                   $(230,728)       $   (112)     $(249,868)
     Adjustments to reconcile net loss to
         net cash used in operating activities:
         Amortization of unearned compensation                                     37,500                         37,500
         Common stock issued for services                                          75,000                         75,000
         Changes in operating assets and liabilities:
              Prepaid professional fees                                           (60,000)                       (60,000)
              Accrued compensation payable to stockholders                        112,500                        112,500
                                                                               ----------        --------      ---------
                  Net cash used in operating activities                           (65,728)           (112)       (84,868)
                                                                               ----------        --------      ---------

Investing activities - software costs capitalized                                                                 (2,186)
                                                                                                               ---------

Financing activities:
     Proceeds from issuance of notes payable to
         stockholders                                                                 100                          5,200
     Proceeds from issuance of common stock                                                        21,250         21,250
     Net proceeds from private placement of units
         of common stock and warrants                                             185,000                        185,000
     Payments of deferred private placement costs                                                                 (5,000)
                                                                               ----------        --------      ---------
                  Net cash provided by financing activities                       185,100          21,250        206,450
                                                                               ----------        --------      ---------

Net increase in cash                                                              119,372          21,138        119,396

Cash, beginning of period                                                              24              -          -
                                                                               ----------        --------      ---------

Cash, end of period                                                             $ 119,396        $ 21,138      $ 119,396
                                                                                =========        ========      =========





See Notes to Condensed Financial Statements.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                     Notes to Condensed Financial Statements
                                   (Unaudited)

Note 1 - Unaudited interim financial statements:

          In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position of Image Technology Laboratories, Inc. (the "Company") as of March 31, 2000, its results of operations and cash flows for the three months ended March 31, 2000 and 1999 and the period from January 1, 1998 (date of inception) through March 31, 2000 and its changes in stockholders' equity for the three months ended March 31, 2000. Certain terms used herein are defined in the audited financial statements of the Company as of December 31, 1999 and for the years ended December 31, 1999 and 1998 (the "Audited Financial Statements") included elsewhere herein. Pursuant to rules and regulations of the Securities and Exchange Commission (the "SEC"), certain information and disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from these financial statements unless significant changes have taken place since the end of the most recent fiscal year. Accordingly, the accompanying unaudited condensed financial statements should be read in conjunction with the Audited Financial Statements and the other information included elsewhere herein.

          The results of operations for the three months ended March 31, 2000 are not necessarily indicative of the results of operations for the full year ending December 31, 2000.

Note 2 - Stock split:

          On January 7, 2000, the Company affected a 389 for 1 split of its outstanding common stock that had been approved by its Board of Directors on December 23, 1999. The numbers of shares and prices per share in the accompanying condensed financial statements and these notes have been adjusted for the effects of the split.

Note 3 - Issuance of preferred and common stock:

          On January 7, 2000, the Board of Directors authorized the issuance of a total of 1,500,000 shares of preferred stock to the three founders of the Company in conjunction with the commencement of their employment contracts on January 1, 2000 (see Notes 9 and 10 in the Audited Financial Statements). The preferred shares have rights to dividends, rights with respect to liquidation and other rights equivalent to those of holders of the Company's common stock, including one vote for each share held on all matters to be voted on by the Company's stockholders.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                     Notes to Condensed Financial Statements
                                   (Unaudited)

Note 3 - Issuance of preferred and common stock (concluded):

          Since the rights of the Company's preferred and common stockholders are substantially equivalent, the preferred shares were valued at $.30 per share based on the price of units of common stock and warrants that the Company sold through the private placement that was completed on February 4, 2000 (see Note 6 herein). The aggregate fair value of the preferred shares of $450,000 has been recorded as unearned compensation and reflected as a reduction of stockholders' equity, net of accumulated amortization, in the accompanying unaudited condensed balance sheet as of March 31, 2000. The unearned compensation is being charged to the Company's results of operations over the terms of the respective employment contracts.

          During March 2000, the Company issued 250,000 shares of common stock for the payment of legal services. The common shares and legal services were valued at a total of $75,000, or $.30 per share based on the price of units sold through the private placement that was completed on February 4, 2000.

Note 4 - Earnings (loss) per share:

          As further explained in Note 2 of the notes to the Audited Financial Statements, the Company presents basic earnings (loss) per share and, if appropriate, diluted earnings per share in accordance with the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share."

          As explained in Note 3 herein, the rights of the Company's preferred and common stockholders are substantially equivalent. Accordingly the Company has included the 1,500,000 preferred shares from the date of their issuance in the weighted average number of shares outstanding in the computation of basic loss per share for the three months ended March 31, 2000.

          Since the Company had a loss for the three months ended March 31, 2000, the assumed effects of the exercise of options and warrants outstanding at March 31, 2000 would have been anti-dilutive. The Company did not have any potentially dilutive shares outstanding during the three months ended March 31, 1999. Therefore, no diluted per share amounts have been presented in the accompanying condensed statements of operations.

Note 5 - Income taxes:

          As of March 31, 2000, the Company had net operating loss carryforwards of approximately $250,000 available to reduce future Federal taxable income which, if not used, will expire at various dates through 2020. The Company had no other material temporary differences as of that date. Due to the uncertainties related to, among other things, the changes in the ownership of the Company, which could subject those loss carryforwards to substantial annual limitations, and the extent and timing of its future taxable income, the Company offset the deferred tax assets attributable to the potential benefits of approximately $100,000 from the utilization of those net operating loss carryforwards by an equivalent valuation allowance as of March 31, 2000.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                     Notes to Condensed Financial Statements
                                   (Unaudited)

Note 5 - Income taxes (concluded):

          The Company had also offset the potential benefits from net operating loss carryforwards by equivalent valuation allowances during 1999. Although the Company had pre-tax losses in each period, no credits for income taxes are included in the accompanying statements of operations as a result of a $92,400 increase in the valuation allowance for the three months ended March 31, 2000 and an immaterial increase for the three months ended March 31, 1999.

Note 6 - Private placement of units:

          On February 4, 2000, the Company sold 800,000 units, at $.30 per unit, pursuant to a private placement that was exempt from registration under the Securities Act of 1933 and received proceeds of $240,000 before related estimated costs of $60,000. Each unit was comprised of one share of common stock and one warrant. The Company also issued 250,000 warrants for the payment of fees for services received in connection with the sale of the units. Each of the 1,050,000 warrants issued in connection with the private placement gives the holder the right to purchase one share of common stock at the initial exercise price of $.40 per share and expires one year from the date of issuance. All of the warrants remained outstanding as of March 31, 2000.

Note 7 - Issuance of stock options:

          On January 1, 2000, the Company granted options under its stock option plan (see Note 8 in the Audited Financial Statements) to its founders for the purchase of a total of 3,000,000 shares of its common stock at $.33 per share (approximately 110% of the fair market value on the date of grant) that are exercisable through December 31, 2009. All of the options remained outstanding as of March 31, 2000.

Note 8 - Proposed initial public offering:

          The Company has filed a registration statement with the SEC related to a proposed initial public offering of a minimum of 1,500,000 units, on a best-efforts, all-or-none basis and an additional 1,500,000 units on a best efforts basis. As proposed, each unit offered will consist of one share of common stock and one warrant. Each warrant will give the holder the right to purchase one share of common stock at the initial exercise price of $.50 per share, expire one year from the date of issuance and be redeemable by the Company at $.05 per warrant if the closing bid price of the common stock exceeds $2.00 for ten consecutive trading days. If the offering is consummated on the proposed terms, management estimates that the Company will receive proceeds net of related offering expenses of $475,000 if only 1,500,000 units are sold and $1,075,000 if all 3,000,000 units are sold. Management expects that the proceeds will be used for working capital and general corporate purposes.

                                      * * *

                                     PART II

      Item 24. Indemnification of Directors and Officers.


            Section 145 of the Delaware General Corporation Law affords a Delaware corporation the power to indemnify its present and former directors and officers under certain conditions. Article SEVENTH of the charter of Image Technology provides that Image Technology shall indemnify each person who at any time is, or shall have been, a director or officer of Image Technology, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is, or was, a director or officer of Image Technology, or is or was serving at the request of Image Technology as a director, officer, employee, trustee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding to the maximum extent permitted by the Delaware General Corporation Law.



            Section 102(b)(7) of the Delaware General Corporation Law gives a Delaware corporation the power to adopt a charter provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for breach of fiduciary duty as directors, provided that such provision may not eliminate or limit the liability of directors for (a) any breach of the director's duty of loyalty to the corporation or its stockholders,
(b) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) any payment of a dividend or approval of a stock purchase that is illegal under Section 174 of the Delaware Corporation Law or (d) any transaction from which the director derived an improper personal benefit. Article NINTH of Image Technology's charter provides that to the maximum extent permitted by the Delaware General Corporation Law, no director of Image Technology shall be personally liable to Image Technology or to any of its stockholders for monetary damages arising out of such director's breach of fiduciary duty as a director of Image Technology. No amendment to or repeal of the provisions of Article NINTH shall apply to or have any effect of the liability or the alleged liability of any director of Image Technology with respect to any act or failure to act of such director occurring prior to such amendment or repeal. A principal effect of such Article NINTH is to limit or eliminate the potential liability of our directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in (a) through (d) above.



            Section 145 of the Delaware General Corporation Law also affords a Delaware corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. Image Technology has procured a directors' and officers' liability and company reimbursement liability insurance policy that (a) insures directors and officers of Image Technology against losses (above a deductible amount) arising from certain claims made against them by reason of certain acts done or attempted by such directors or officers and (b) insures Image Technology against losses (above a deductible amount) arising from any such claims, but only if Image Technology is required or permitted to indemnify such directors or officers for such losses under statutory or common law or under provisions of Image Technology's charter or by-laws.

      Item 25. Other Expenses of Issuance and Distribution.



            The following table sets forth the various expenses to be paid by Image Technology in connection with the issuance and distribution of the securities being registered, other than sales commissions. All amounts shown are estimates except for amounts of filing and listing fees.



      Filing fee of SEC........................................ $     935*
      Accounting fees and expenses.............................    25,000
      Legal fees and expenses..................................    80,000
      Printing and engraving expenses..........................    12,000
      Transfer Agent's fees....................................     5,000
      Miscellaneous............................................     2,065
                                                                 --------

      Total....................................................  $125,000
                                                                 ========



      * $729 of which has been paid previously upon initial filing.




      Item 26. Recent Sales of Unregistered Securities



            During the past three years, the Registrant has sold the securities listed below pursuant to exemptions from registration under the Securities Act. The information below is presented on a post-stock split basis.



      In January 2000, Image Technology issued 500,000 shares of preferred stock to each of its three founders in conjunction with the commencement of their employment agreements.



      During February 2000, Image Technology completed an offering of units, each unit consisting of one share of common stock and one, one-year warrant to purchase one share of common stock at an exercise price of $0.40 per share, for an aggregate of 800,000 shares of common stock, to a limited number of accredited investors. The sales were made in reliance upon exemptions from registration provided under Section 4(2) of the 1933 Act and Rule 506 of Regulation D. The purchasers of these units acquired these securities for their own account and not with a view to any distribution thereof to the public.



      During February 2000, Image Technology issued one-year warrants to purchase 250,000 shares of common stock at an exercise price of $0.40 per share to Robert Oakes in consideration for services rendered in reliance upon the exemptions from registration provided under Section 4(2) of the 1933 Act.



      During March 2000, Image Technology issued 250,000 shares of common stock to Bondy & Schloss LLP in consideration for services rendered in reliance upon the exemptions from registration provided under Section 4(2) of the 1933 Act.

      The issuances described above were made in reliance upon the exemptions from registration set forth in Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering. None of the foregoing transactions involved a distribution or public offering. No underwriters were engaged in connection with the foregoing issuances of securities, and no underwriting commissions or discounts were paid.



            Item 27. Exhibits



            (a) EXHIBITS




        EXHIBIT NO.                    DESCRIPTION
        -----------      ------------------------------------------------------------
            3.1         Certificate of Incorporation of  Image Technology

            3.2 Certificate of Amendment to Certificate of Incorporation of Image Technology dated December 23, 1999

            3.3         By-Laws of Image Technology

            4.1         Specimen certificate for common stock of Image Technology

            4.2         Specimen certificate for preferred stock of Image Technology

            4.3         Form of Private Placement Warrant

            4.4         Form of Investor Warrant

            4.5         Form of Oakes Warrant

            5.1*        Opinion of Bondy & Schloss LLP

           10.1         Image Technology 1998 Stock Option Plan

           10.2         Stockholders Agreement dated January 16, 1998 among certain investors and Image Technology

           10.3         Form of Registration Rights Agreement dated February 2000
                        among certain stockholders of Image Technology and Image Technology

           10.4         Assignment of Intellectual Property Agreement dated as of December 18,
                        1997 between Image Technology and David Ryon, M. D., Carlton T. Phelps, M. D.
                        and Lewis M. Edwards.

           10.5         Form of Facility Usage and Equipment Lease Agreement by and between
                        Rockland Radiological Group, P.L.C. and Image Technology

                        dated January 12, 1998

           10.6         Form of Employment Agreement dated December 21, 1999 between Image
                        Technology and David Ryon, M. D.

           10.7         Form of Employment Agreement dated December 21, 1999 between Image
                        Technology and Carlton T. Phelps, M. D.

           10.8         Form of Employment Agreement dated December 21, 1999 between Image
                        Technology and Lewis M. Edwards
           23.1         Consent of J.H. Cohn LLP

           23.2         Consent of Bondy & Schloss LLP (included in Exhibit 5.1)

           24.1 Power of Attorney (contained on page II-5 of the registration statement)

           27.1         Financial Data Schedule for period ended March 31, 2000



      * To be filed by amendment



            (b) FINANCIAL STATEMENT SCHEDULES



      Report of Independent Accountants



            All schedules are omitted because they are not applicable or the required information is shown in the consolidated financial statements or the related notes.



      ITEM 28. UNDERTAKINGS.



      (a) The undersigned Registrant hereby undertakes to:



            (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to;




                  (i) Include any prospectus required by Section 10(a)(3) for the Securities Act of 1933, as amended (the "Securities Act");



                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement; and



                  (iii) Include any additional changed material information on the plan of distribution.

            (2) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering thereof.



            (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.



            (4) Provide to the transfer agent at the closing, certificates in such denominations and registered in such names as are required by the transfer agent to permit prompt delivery to each purchaser.



            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


            In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Kingston, State of New York on June , 2000.


                               IMAGE TECHNOLOGY LABORATORIES, INC.



                                      By /s/David Ryon
                                         --------------------------------------
                                            David Ryon, MD,
                                            CEO, President, Chairman of
                                            the Board



                                      By /s/Carlton T. Phelps
                                         --------------------------------------
                                            Carlton T. Phelps, M.D.
                                            Chief Financial Officer,
                                            Secretary, Treasurer and Director



                                      By/s/ Lewis M. Edwards
                                         --------------------------------------
                                            Lewis M. Edwards
                                            Chief Technical Officer and Director

                                POWER OF ATTORNEY



    KNOW ALL MEN BY THESE PRESENTS, that each director and officer whose signature appears below constitutes and appoints David Ryon, as such person's true and lawful attorneys-in-fact and agents, will full powers of substitution and re-substitution, for such person in name, place and stead, to sign in any and all amendments (including post-effective amendments) to this Registration Statement on Form SB-2, in any and all capacities, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.



    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on June ___, 2000.






        Signature              Title
        ---------              -----



     /s/ David Ryon          President, Chief Executive Officer, Director
-------------------------
David Ryon, M. D.



    /s/ Carlton T. Phelps    Chief Financial Officer, Secretary, Treasurer and
-------------------------    Director
Carlton T. Phelps



   /s/ Lewis M. Edwards      Chief Technical Officer and Director
-------------------------
Lewis M. Edwards